========================================================================
Financial Section Contents
========================================================================

FINANCIAL SUMMARY
Page 02

DEFINITIONS
Page 03

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Page 04

STATEMENT OF CONSOLIDATED INCOME (LOSS)
Page 24

STATEMENT OF CONSOLIDATED FINANCIAL POSITION
Page 25

STATEMENT OF CONSOLIDATED CASH FLOW
Page 26

STATEMENT OF CONSOLIDATED SHAREOWNERS' EQUITY
Page 27

STATEMENT OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)
Page 28

NOTES TO FINANCIAL STATEMENTS
Page 29

INDEPENDENT AUDITORS' REPORT
Page 56

==================================================================================================================================
FINANCIAL SUMMARY  (unaudited)
==================================================================================================================================
 (Dollars in millions, except per share)                     1999<F1>       1998<F2>       1997<F2>       1996<F2>     1995<F2>
----------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Net Sales                                                     $ 9,146        $ 7,237        $ 6,058       $ 4,862      $ 4,165
Income (Loss) from Continuing Operations                          503           (131)           149           279          386
  As a Percent of Net Sales<F3>                                     5%                            2%            6%           9%
Income (Loss) from
  Discontinued Operations<F4>                                      92           (119)           321           106          353
Cumulative Effect of a Change in Accounting Principle             (20)
Net Income (Loss)                                                 575           (250)           470           385          739
----------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) PER SHARE:
Income (Loss) from Continuing Operations                      $  0.77       $  (0.22)       $  0.24       $  0.47      $  0.67
Net Income (Loss)                                                0.88          (0.41)          0.77          0.64         1.27
----------------------------------------------------------------------------------------------------------------------------------
YEAR-END FINANCIAL POSITION
Total Assets                                                  $16,535        $16,385        $10,517       $ 8,619      $ 8,008
Working Capital                                                 2,037          1,415            270           446          896
Long-Term Debt                                                $ 5,903        $ 6,259        $ 1,979       $ 1,608      $ 1,667
Shareowners' Equity                                             5,349          4,986          4,104         3,690        3,732
----------------------------------------------------------------------------------------------------------------------------------
Current Ratio                                                     1.5            1.4            1.1           1.2          1.5
Percent of Total Debt to Total Capitalization                      56%            60%            47%           38%          35%
----------------------------------------------------------------------------------------------------------------------------------
OTHER DATA
Stock Price:
  High                                                           $ 50 13/16     $ 63 15/16     $ 52 15/16    $ 43 1/4     $ 25
  Low                                                              32 3/4         33 3/4         34 3/4        23           13 3/4
  Year-End                                                         35 7/16        47 1/2         42            38 7/8       24 1/2
Price/Earnings Ratio on Year-End Stock Price<F3>                   40                            55            60           19
----------------------------------------------------------------------------------------------------------------------------------
Per Share:
  Dividends<F5>                                               $ 0.120        $ 0.120        $ 0.500       $ 0.588      $ 0.540
  Shareowners' Equity                                            8.41           7.93           6.89          6.31         6.46
----------------------------------------------------------------------------------------------------------------------------------
Shareowners (year-end)                                         54,973         62,769         61,265        54,828       50,745
----------------------------------------------------------------------------------------------------------------------------------
Shares Outstanding (year-end, in millions)                        636            627            595           584          575
----------------------------------------------------------------------------------------------------------------------------------
Employees (year-end)<F6>                                       29,935         31,800         21,900        28,000       28,500
----------------------------------------------------------------------------------------------------------------------------------

<F1> Income from continuing operations for 1999 included $57 million, or $0.09 per share, for costs related to the failed merger between Monsanto and Delta and Pine Land Company, accelerated seed company integration costs, a gain on the divestiture of
     Stoneville Pedigreed Seed Company, and reversals of restructuring liabilities established in 1998.
<F2> Loss from continuing operations for 1998 included $610 million, or $1.01 per share, for restructuring and special charges, write-offs for acquired in-process research and development and charges for the cancellation of DEKALB(R) Genetics Corporation stock options.  Income from continuing operations for 1997 included $404 million, or $0.66 per share, for the write-off of acquired in-process research and development. Income from continuing operations for 1996 included restructuring and other unusual charges of $226 million, or $0.38 per share, associated with the closure or rationalization of certain facilities, asset write-offs and workforce reductions.  Income from continuing operations for 1995 included net restructuring expenses and other unusual items of $63 million, or $0.11 per share.
<F3> This financial statistic is not meaningful for 1998 because Monsanto reported a loss from continuing operations.
<F4> Includes sales of styrenics plastics business in 1995, spinoff of the chemicals businesses in 1997 and classification of the alginates, Ortho lawn-and-garden products, artificial sweeteners, and biogums businesses as discontinued operations.
<F5> The quarterly common stock dividend was reduced from $0.16 per share to $0.03 per share in the fourth quarter of 1997.
<F6> 1999 includes approximately 1,700 employees associated with businesses Monsanto has classified as discontinued operations
     (former Nutrition and Consumer Products segment).  Numbers prior to 1999 were not restated for the classification of
     Nutrition and Consumer Products segment as discontinued operations.  In addition, numbers prior to 1997 were not restated to reflect the spinoff of the chemical businesses.

========================================================================
Definitions:
========================================================================

     "Monsanto" and "the company" are used interchangeably to refer to Monsanto Company or to Monsanto Company and consolidated subsidiaries, as appropriate to the context. Unless otherwise indicated, "earnings per share" means diluted earnings per share. In tables, all dollars are in millions, except per share data.
     Earnings from continuing operations before interest expense and income taxes (EBIT), and earnings from continuing operations before interest expense, income taxes, depreciation and amortization expense
(EBITDA), and excluding unusual items are used as financial performance measures throughout this publication. For Monsanto's business segments, EBIT also excludes the effects of unusual items. Unusual items primarily were comprised of restructuring charges and reversals, write-offs of in-process research and development (R&D) related to acquisitions, matters related to mergers, acquisitions and divestments, accelerated agricultural chemical and seed operations integration costs, and the cancellation of DEKALB(R) Genetics Corporation (DEKALB(R)) stock options. EBITDA (excluding unusual items) may not be directly comparable to other companies' EBITDA performance measures because those companies may not exclude unusual items. Although EBITDA (excluding unusual items) is a performance measure commonly used in the financial community, it is not a measure of financial performance under accounting principles generally accepted in the United States. The presentation of EBITDA (excluding unusual items) in this annual report is intended to supplement investors' understanding of Monsanto's operating performance.
It is not intended to replace net income, cash flows, financial position or comprehensive income, as determined in accordance with accounting principles generally accepted in the United States.
     EBITDA (excluding unusual items) excludes the effects of intangible amortization and interest expense. For this reason, increases in these two costs in the financial statements resulting from the acquisitions in 1998 of DEKALB(R), Plant Breeding International Cambridge Limited, and certain international seed businesses of Cargill(R), Incorporated, were not reflected in EBITDA (excluding unusual items) but did affect net income in 1999. Investors and other users of the financial statements should refer to management's discussion and analysis for a description of events that have affected EBITDA (excluding unusual items) and net income during each of the three years ended Dec. 31, 1999, 1998 and 1997.
     Trademarks and service marks owned or licensed by Monsanto and its subsidiaries are indicated by special type throughout this publication.
Ortho, Diamonex and Orcolite are trademarks associated with businesses formerly owned by Monsanto.

========================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
========================================================================

MONSANTO ACHIEVES RECORD SALES AND STRONG NET INCOME PERFORMANCE

     Sales in 1999 reached a record as a result of the successful product launch of Celebrex(R) arthritis treatment and as sales of key agricultural products continued to grow. Net income totaled $575 million, or $0.88 per share, in 1999. However, results included net aftertax charges of $75 million, or $0.12 per share, for costs associated with the failed merger between Monsanto and Delta and Pine
Land Company (D&PL), accelerated integration expenses related to agricultural chemical and seed operations, a gain from the divestiture of Stoneville Pedigreed Seed Company (Stoneville), reversal of prior year restructuring liabilities, cumulative effect of an accounting change, and other unusual items.  If these unusual items were excluded, net income would have been $650 million, or $1.00 per share, in 1999. Income from continuing operations totaled $503 million, or $0.77 per share, in 1999.  Excluding unusual items, income from continuing
operations would have been $560 million, or $0.86 per share.   In
comparison, 1999 results represent an $81 million, or $0.10 per share, increase from prior year income from continuing operations of $479 million, or $0.76 per share, excluding unusual items. In 1999, Monsanto continued to focus its efforts on its core businesses - agriculture, pharmaceutical and nutrition research. In the first half of 1999, Monsanto management committed to a plan to sell the company's artificial sweeteners and biogums businesses. The results of operations, financial position, and cash flows of these businesses, and of the alginates and Ortho lawn-and-garden products businesses, the dispositions of which were approved by Monsanto's board of directors in 1998, have been reclassified as discontinued operations. The company expects to sell the artificial sweeteners (bulk aspartame and tabletop sweeteners businesses) and biogums businesses for a net gain by July 2000. In addition, Monsanto transferred the Roundup(R) lawn-and-garden and nutrition research operations of the former Nutrition and Consumer Products segment to the Agricultural Products and Corporate and Other segments, respectively.
     Net sales reached a record $9.1 billion in 1999, surpassing prior year net sales of $7.2 billion by 26 percent. The increase came from strong performances by both the Pharmaceuticals and Agricultural
Products segments. Record sales for the Pharmaceuticals segment increased $1.1 billion, or 41 percent, from 1998 net sales. The increase was driven by the success of Celebrex(R) arthritis treatment which was launched in early 1999. With the introduction of Celebrex(R) arthritis treatment in 1999, Searle, Monsanto's Pharmaceuticals segment, is the No. 1 provider of branded arthritis treatments in the United States.
In addition, higher sales volumes of Ambien(R) short-term treatment for insomnia, and the Covera-HS(R) and spironolactone lines of cardiovascular products, contributed to the strong net sales performance. Sales of Ambien(R) captured a 53 percent share of the United States insomnia prescription market at the end of 1999. These sales increases were offset by lower sales of Daypro(R) arthritis treatment as market share shifted in the United States toward Celebrex(R), lower sales of Cytotec(R) ulcer preventive treatment and lower sales of other individually insignificant Pharmaceutical products.
     Despite an unfavorable agricultural economy, net sales for Agricultural Products set another record in 1999, led by the inclusion of a full year of revenues from seed companies acquired in 1998, increased planting of biotech acres and significant sales volume increases for the family of Roundup(R) herbicides. Demand for Roundup Ready(R) soybeans, cotton and corn, YieldGard(R) insect-protected corn, Bollgard(R) insect-protected cotton, and Bollgard(R) with Roundup Ready(R) cotton rose substantially in 1999. The increase in 1999 net sales for the Agricultural Products segment also reflected higher technology fee revenues from crops developed through biotechnology. Lower selling prices in the 1999 crop season, increases in the use of conservation tillage, new applications, and the use of Roundup(R) over the top of Roundup Ready(R) soybeans, cotton, canola, and corn resulted in more than a 20 percent volume gain for the family of Roundup(R) herbicides. Segment net sales also benefited from record sales volumes of Posilac(R) bovine somatotropin. Total net sales in markets outside the United States represented 38 percent of 1999 net sales, compared with 44 percent in 1998.

An analysis of the company's sales change, along with comparative data, follows:

-------------------------------------------------------------------------------------------
SALES ANALYSIS                                                   1999           1998
-------------------------------------------------------------------------------------------
Selling prices                                                     (5)%           (1)%
Sales volumes and mix                                              38             18
Acquisitions (Divestitures) - net                                  (1)             1
Pharmaceutical licensing revenues                                  (3)             4
Exchange rates                                                     (3)            (3)
-------------------------------------------------------------------------------------------
Total Change                                                       26%            19%
===========================================================================================


     Near the close of this successful year in the face of stiff competition and unfavorable agricultural economic conditions, Monsanto's board of directors agreed to create a dynamic and powerful new global competitor in the pharmaceuticals industry and maintain one of the world's leading agricultural business. On Dec. 19, 1999, Monsanto entered into a definitive agreement with Pharmacia & Upjohn Inc. (PNU) to combine the two companies in a merger-of-equals transaction. Upon completion of the merger, the new company will have one of the strongest sales forces in the pharmaceutical industry, an expansive product portfolio, and a world class agricultural products business. (See Notes to Financial Statements, Note 5 - Principal Mergers, Acquisitions, and Divestitures for further detail.)
     In December 1999, the United States Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" (SAB 101). SAB 101 provides guidance related to revenue recognition issues based on interpretations and practices followed by the SEC. SAB 101 allows companies to report any change in revenue recognition related to adopting its provisions as an accounting change in accordance with Accounting Principles Board
(APB) Opinion No. 20, "Accounting Changes". Monsanto recognized the cumulative effect of a change in accounting principle, effective Jan. 1, 1999, for revenue recognized in 1998 related to the sale of marketing rights to The Scotts Company. The effect on 1999 earnings was an aftertax loss of $20 million, net of taxes of $12 million. If Monsanto had recorded the sales of marketing rights as deferred revenues in 1998, net income (loss) would have been $595 million in 1999 and ($270) million in 1998.

EVENTS AFFECT COMPARABILITY

     The company recorded a net aftertax charge of $57 million ($64 million pretax), or $0.09 per share in income from continuing operations for unusual items principally associated with costs related to the failed merger between Monsanto and D&PL, combined with expenses to accelerate the integration of Monsanto's agricultural chemical and seed operations. These net charges included the reversal of restructuring liabilities established in 1998 and the gain on the divestiture of Stoneville. Monsanto recorded a pretax charge of $85 million for a termination fee and other expenses associated with the failed merger between Monsanto and D&PL, and a $67 million charge to continuing operations principally associated with the company's continued focus on improving operating efficiency through accelerated integration of the agricultural chemical and seed operations. The charge of $67 million was recorded in the Statement of Consolidated Income (Loss) in cost of goods sold ($20 million), amortization of intangible assets ($8 million), and restructuring ($39 million); and was comprised of asset impairments of $10 million, workforce reduction costs of $18 million and facility shut-down charges of $39 million. These shut-down charges included $14 million for contractual research payments, $9 million for intangible assets, $8 million for inventories, $6 million for leasehold termination costs, and $2 million for property, plant and equipment write-offs.
     This charge for accelerated chemical and seed operations integration included involuntary employee separation costs for 360 employees worldwide and reflected charges for positions in administration of $14 million, and research and development of $4 million. As of Dec. 31, 1999, 150 of the planned employee eliminations were completed; 80 of these employees received cash severance payments totaling $6 million during 1999 and 70 employees elected deferred payments of $4 million which were paid in Jan. 2000. As of Dec. 31, 1999 these deferred severance payments were classified in the Statement of Consolidated Financial Position as other liabilities. During 1999, the company also made cash payments of $2 million under this plan for completed facility shut-down actions. In addition, the company reclassified contractual commitments of $18 million associated with 1999 accelerated integration plan to other liabilities. The remaining balance for employee severance related to the remaining 210 positions was $8 million at Dec. 31, 1999. The company expects these employee reductions for the 1999 charges to be completed by June 2000. Cash payments to complete the remaining accelerated integration actions will be funded from operations and are not expected to significantly impact Monsanto's liquidity. The accelerated integration plan is expected to result in annual pretax savings of approximately $25 million.
     Offsetting the accelerated integration costs and other unusual item charges from continuing operations in 1999 was a pretax gain of $54 million from the reversal of restructuring liabilities established in 1998. These restructuring liability reversals were required as a result of lower actual severance and facility shut-down costs than originally estimated. Also offsetting these charges was a pretax gain of approximately $35 million recognized on the sale of Stoneville.
     In 1998, the company recorded net restructuring and other unusual items of $340 million ($239 million aftertax) as part of the company's overall strategy to reduce costs and continue the commitment to its core businesses. The 1998 net restructuring and unusual charges were taken in the second and fourth quarters of 1998. The 1998 net restructuring and unusual items were recorded in the Statement of Consolidated Income
(Loss) in the following categories:

==================================================================================================================================
                                                WORKFORCE          FACILITY          ASSET
                                               REDUCTIONS          CLOSURES       IMPAIRMENTS             OTHER             TOTAL
----------------------------------------------------------------------------------------------------------------------------------

Cost of goods sold                                  $   6              $  8             $  84                               $  98

Amortization and adjustment of
intangible assets                                                         3                63                                  66

Restructuring and
other special items                                   103                64                                $(14)              153

Other expense (income) - net                                                               43               (20)               23
----------------------------------------------------------------------------------------------------------------------------------
TOTAL INCREASE IN LOSS FROM
OPERATIONS BEFORE INCOME
TAXES                                               $ 109              $ 75             $ 190              $(34)            $ 340
==================================================================================================================================

     In December 1998, the board of directors approved a plan to close certain facilities, reduce the current workforce and exit nonstrategic businesses. These activities principally were comprised of a tomato business and a business involved in the operation of membership-based health and wellness centers. This plan also contemplated exiting several small, embryonic business activities, none of which had a significant effect on the restructuring reserve. The company recorded pretax restructuring charges and other unusual items of $327 million ($226 million aftertax) to cover the costs associated with these actions in 1998. The charges reflected the elimination of approximately 1,400 jobs, primarily in manufacturing and administrative functions. Included in these actions were approximately 190 positions that had been part of a restructuring plan approved in 1996. The affected employees are entitled to receive severance benefits based on established severance policies or by governmentally mandated employee regulations. The charges also reflected pretax amounts for asset impairments, primarily for property, plant and equipment, intangible assets, and certain other investments, totaling $130 million. The asset impairments were recorded primarily because of the company's decision to sell certain nonstrategic businesses. As a result, the net assets of these businesses were classified as assets held for sale and were carried at their net realizable value, estimated to be approximately $36 million ($33 million in the Agricultural Products segment, and $3 million in the Corporate and Other segment) as of Dec. 31, 1998. These businesses were sold during 1999. The effect on net income and the aftertax effect of suspending depreciation on assets held for sale were not material in 1999, 1998 nor 1997.
     Other impairment charges totaling $40 million pretax were recorded in December 1998 because of management's decision to exit certain long-term investments. Fair values of the impaired assets and the businesses held for sale were recorded at their current market values or based on estimated sale proceeds using either discounted cash flows or sales contracts. The December 1998 restructuring amounts also included pretax charges of $99 million for the shutdown or other rationalization of certain production and administrative facilities. Rationalization entails the consolidation, shutdown or movement of facilities to achieve more efficient operations. Approximately 80 facilities, located primarily in the United States, Europe and Latin America, were affected by these actions. Charges for these shutdowns included $21 million for property, plant and equipment, $15 million for intangible assets, $26 million for miscellaneous investments, and $6 million for inventories. Leasehold termination costs of $13 million and various facility closure costs of $18 million, principally for facility shutdown costs, equipment dismantling and contract cancellation payments, were also included in the shutdown charges. The closure or rationalization of these facilities were completed by Dec. 31, 1999. As of Dec. 31, 1999, cash payments of $81 million were made to eliminate approximately 1,100 positions and deferred employee severance costs of $9 million were paid in Jan. 2000. In addition, $20 million of facility shut-down costs were incurred in connection with the 1998 restructuring plans.
     As of Dec. 31, 1999, the remaining reserve balance for employee severance related to the approximately 175 positions was $30 million, and $4 million in facility shut down costs. The company expects these employee reduction obligations to be substantially completed by March 2000. An additional 125 positions were eliminated through attrition. Cash payments to complete the 1998 plan will be funded from operations and are not expected to significantly impact Monsanto's liquidity.
These restructuring actions are expected to result in annual pretax cash savings of $150 million.
     In May 1998, the board of directors approved a plan to exit Monsanto's optical products business, which included the Orcolite and Diamonex optical products business and the Diamonex performance products business (both reported in the Corporate and Other segment). As a result, the company recorded a net pretax charges of $48 million ($34 million aftertax). Monsanto recognized a $20 million pretax gain on the sale of the Orcolite business and recorded pretax charges of $68 million for the rationalization of the Diamonex business, primarily for severance costs and the write-off of manufacturing facilities and intangible assets. In connection with this rationalization, certain Diamonex product lines were sold, and others were shut down. In connection with the shutdown of the

Diamonex business approximately 200 jobs, primarily in manufacturing and administrative functions, were eliminated at a total cost of $6 million. These actions, including workforce reductions and payment of severance, were completed by Dec. 31, 1998. The sale of the remaining assets, which were classified as assets held for sale as of Dec. 31, 1998 and carried at their net realizable value of $7 million, was completed during 1999. Fair values of the impaired assets and the businesses held for sale were recorded at their current market values, based on estimated cash flows, appraisals or sales contracts. Net income generated by the optical products businesses in 1998, and 1997 totaled $2 million, and $5 million, respectively. Also during the second quarter of 1998, Monsanto recognized a pretax gain of $35 million ($21 million aftertax) primarily related to the reversal of a restructuring reserve based on a decision not to rationalize a European pharmaceutical production facility. There were approximately 70 jobs scheduled to be eliminated as part of this rationalization plan. The decision was driven by changes in the business and regulatory environment, and successes in the R&D pipeline. The net result of the actions was a pretax charge of $13 million ($13 million aftertax) in the second quarter of 1998, recorded in the Statement of Consolidated Income (Loss) in the following categories:

==================================================================================================================================
                                                WORKFORCE          FACILITY          ASSET
                                               REDUCTIONS          CLOSURES       IMPAIRMENTS             OTHER             TOTAL
----------------------------------------------------------------------------------------------------------------------------------

Cost of goods sold                                     $6              $  2               $36                                 $44

Amortization and adjustment
of intangible assets                                                                       24                                  24

Restructuring and other
special items                                                           (26)                              $  (9)              (35)

Other expense (income) - net                                                                                (20)              (20)
----------------------------------------------------------------------------------------------------------------------------------
TOTAL INCREASE IN LOSS FROM
OPERATIONS BEFORE INCOME
TAXES                                                  $6              $(24)              $60             $ (29)              $13
==================================================================================================================================


     Also in 1998, Monsanto acquired several seed companies, including
Plant Breeding International Cambridge Limited (PBIC), DEKALB Genetics Corporation (DEKALB), and certain international seed operations of Cargill, Incorporated (Cargill), which are included in the Agricultural Products segment. Monsanto recorded pretax charges of $422 million
($371 million aftertax) related to these acquisitions, of which $402 million related to the write-off of acquired in-process R&D and $20 million related to the cancellation of DEKALB stock options associated with that acquisition. Management believes that the technological feasibility of the acquired in-process R&D has not been established and that the research has no alternative future uses. Accordingly, the amounts allocated to in-process R&D are required to be expensed immediately under generally accepted accounting principles. The acquired in-process
R&D was valued using a discounted cash flow method with risk-adjusted discount rates generally ranging from 12 percent to 20 percent. This valuation took into account the stage of completion and development cycle of each in-process R&D category. (See further discussion under AGRICULTURAL PRODUCTS and Notes to Financial Statements, Note 5 -
Principal Mergers, Acquisitions, and Divestitures.)
     As part of restructuring actions approved prior to 1998, Monsanto reorganized U.S. staff operations and closed approximately 20 production, administrative and research facilities and made final payments to complete contractual commitments as part of a U.S.
production facility shut-down.  These actions eliminated approximately
1,020 positions.


PRODUCT LAUNCH OF CELEBREX(R) AND INCREASED SEED SALES DRIVE EBIT HIGHER

     Consolidated EBIT from continuing operations was $1.1 billion in 1999 compared to $125 million in 1998. EBIT for 1999 included pretax charges of $64 million related to costs associated with the failed merger between Monsanto and D&PL, accelerated integration costs, and other unusual items. EBIT for 1998 included unusual charges of $762 million for restructuring and special charges, write-offs for acquired in-process R&D, and charges for the cancellation of DEKALB stock options. Excluding these unusual charges, EBIT would have been $1.2 billion in 1999 compared with $887 million in 1998. The 31 percent increase in EBIT (excluding unusual items) was the result of strong sales performance of Celebrex(R) arthritis treatment and the inclusion of a full year of results from seed companies acquired in 1998, partially offset by increased selling, general, and administrative (SG&A) expenses, technological costs, and amortization expense. EBITDA
(excluding unusual items) was $1.9 billion in 1999, a $485 million, or 35 percent, increase from EBITDA (excluding unusual items) of $1.4 billion in 1998.

     Total SG&A expenses increased $855 million, or 40 percent, in 1999 compared with expenses in 1998, principally because of increased spending in the Agricultural Products and Pharmaceutical segments. SG&A expenses for Agricultural Products rose primarily because of the inclusion of a full year of results from seed companies acquired in 1998. These expenses were offset partially by $25 million of licensing fees for technical data on glyphosate. SG&A expenses for Pharmaceuticals increased as Searle expanded its sales infrastructure and marketing programs, which include co-promotion payments to support the launch of Celebrex(R) in early 1999 and fund the continued marketing support throughout the rest of the year.
     Total technological expenses in 1999 increased $65 million, or 5 percent, from those in 1998 primarily because of continued spending on biotechnology initiatives for the Agricultural Products segment. Searle's technological expenses remained relatively unchanged from the prior year, as cost sharing gains offset increased expenses as several new-product candidates continued to advance through the later, more expensive phases of development. There were no charges for acquired in-process R&D in 1999, compared with $402 million in the prior year.
     Amortization and adjustment of intangible assets, which is included in income from continuing operations and EBIT (excluding unusual items), increased because of the increase in intangible assets from seed company acquisitions in 1998. Interest expense increased 64 percent to $345 million in 1999, compared with interest expense of $210 million in the prior year. Higher debt levels existed throughout 1999 because Monsanto financed the 1998 seed company acquisitions primarily with long-term borrowings.
     Other expense (income) - net of $107 million were incurred in 1999 compared with other expense (income) - net of ($31) million in the prior year. This decrease of $138 million was principally because of a one-time charge of $85 million associated with the failed merger between Monsanto and D&PL. In addition, there were lower gains from sales of product rights, higher minority interest expense and increased foreign currency losses, partially offset by an increase in gains on the sale of fixed assets. Gain on the sale of product rights decreased $74 million compared with the prior year, combined with minority interest expense increase of $19 million, and increases in foreign currency losses of $14 million. These other expenses were partially offset by a $56 million increase in gains from sale of businesses and other fixed assets in 1999. Income tax expense of $248 million in 1999 was higher than income tax expense of $46 million in 1998, primarily because of the increase in pretax income. The annual effective tax rate was 33 percent in 1999. In 1998, Monsanto recorded tax expense on a pretax loss from continuing operations, primarily because of nondeductible goodwill from seed company acquisitions. The lower 1999 effective tax rate was the result of increased earnings in jurisdictions with lower tax rates. If unusual items from both years were excluded, the effective tax rates from continuing operations would have been 31 percent in 1999 and 29 percent in 1998.


DEVELOPMENT AND COMMERCIALIZATION OF NEW PRODUCTS CONTINUE TO BE
PRIORITIES

     New product discovery, development and commercialization continue to be strategic priorities for Monsanto. Recent successes include Celebrex(R), a novel arthritis treatment, and Maverick(R) wheat herbicide. Late stage agricultural product development efforts are focused on insect-protected and herbicide-tolerant crops. Monsanto's late stage (Phase III) pharmaceutical development programs include celecoxib for oncology related applications; eplerenone for hypertension and heart failure; parecoxib for analgesic use in hospitals; valdecoxib for pain, rheumatoid arthritis and osteoarthritis; leridistim for supportive care of patients undergoing chemotherapy; and tifacogin for sepsis. The Agricultural Products research pipeline includes corn rootworm protected corn, high oil corn, disease protected wheat, and nutritionally enhanced seeds.
     Monsanto's R&D expenditures were $1.3 billion in 1999, or 15 percent of net sales, a level that reflects management's strong, long-term commitment to research. The discovery and development of pharmaceutical, agricultural and science-based nutritional products continue to be a major focus of these expenditures. Significant R&D efforts in existing product technologies and new product applications also continue across all business sectors with the use of genomics being a critical enabling technology. Additionally, Monsanto's research program includes new technologies and proprietary information obtained through licensing and strategic acquisitions. As a result, Monsanto has numerous products in the R&D pipeline and expects many of them to be commercialized in the next few years.

PRIOR YEAR REVIEW

     In 1998, the company recorded a loss from continuing operations of $131 million, or $0.22 per share, compared with income from continuing operations of $149 million, or $0.24 per share, in 1997. Both years' results, however, were affected by unusual events. Results for 1998 included pretax charges of $762 million ($610 million aftertax, or $1.01 per share) for restructuring charges, write-offs of in-process R&D related to acquisitions, and other unusual charges. In 1997, the company recorded pretax charges of $633 million ($404 million aftertax, $0.66 per share) for the write-off of acquired in-process R&D related to the acquisitions of several seed companies, including the Asgrow Agronomics business (Asgrow), Holden's Foundation Seeds Inc. (Holden's), Corn States Hybrid Services Inc. (Corn States), and Sementes Agroceres
S. A. (Agroceres), and the remaining interest in Calgene.

     Without the unusual events in 1998 and 1997, income from continuing operations would have been $479 million, or $0.76 per share for 1998, compared with $553 million, or $0.91 per share for 1997, a decrease of 13 percent. The decrease was driven primarily by higher SG&A, technological and interest expenses, which more than offset a 19 percent increase in net sales. Sales grew primarily because of higher volumes, technology fee revenues and increased seed sales.
     EBIT was $125 million in 1998 compared with $262 million in 1997. EBIT for 1998 included $762 million of restructuring and special charges, write-offs for acquired in-process R&D, and charges for cancellation of DEKALB stock options, as summarized in the following table:

==================================================================================================================================
                                                                            WRITE-OFFS
                                                                               FOR        CANCELLATION
                              WORKFORCE       FACILITY          ASSET        ACQUIRED       OF DEKALB
                             REDUCTIONS       CLOSURES       IMPAIRMENTS    IN-PROCESS        STOCK          OTHER          TOTAL
                                                                                R&D          OPTIONS
----------------------------------------------------------------------------------------------------------------------------------

Cost of goods sold                 $  6           $  8           $ 84                                                        $ 98

Acquired in-process R&D                                                        $ 402                                          402

Amortization and
Adjustment of intangible
assets                                               3             63                                                          66

Restructuring and special
charges                             103             64                                                       $ (14)           153

Other expense (income) - net                                       43                          $ 20            (20)            43
----------------------------------------------------------------------------------------------------------------------------------
TOTAL DECREASE IN
EARNINGS FROM CONTINUING
OPERATIONS BEFORE INCOME
TAXES                              $109           $ 75           $190          $ 402           $ 20          $ (34)          $762
==================================================================================================================================

     EBIT for 1997 included unusual charges of $633 million for in-process R&D write-offs. If these unusual charges were excluded, EBIT would have been $887 million in 1998, compared with $895 million in 1997. The $8 million decrease in EBIT excluding unusual items was caused by increased selling, general, and administrative expenses, technological costs and amortization expense, partially offset by the aforementioned growth in sales. EBITDA (excluding unusual items) grew to $1.4 billion in 1998, a $132 million, or 10 percent, increase from EBITDA (excluding unusual items) of $1.3 billion in 1997.
     Total SG&A expenses increased $384 million, or 22 percent, in 1998 compared with 1997, principally because of increased spending in the Agricultural Products and Pharmaceuticals segments. SG&A expenses for Agricultural Products rose primarily because of the inclusion in 1998 of SG&A expenses from the acquired seed companies. These expenses were offset partially by $36 million of licensing fees for technical data on glyphosate. Selling, general, and administrative expenses for Pharmaceuticals increased as Searle expanded its sales infrastructure to accommodate the launch of Arthrotec(R) in 1998 and prepared for the launch of Celebrex(R) arthritis treatment in early 1999. Total technological expenses in 1998 grew $259 million, or 25 percent, compared with those in 1997, primarily because of higher expenses in the Agricultural
Products and Pharmaceuticals segments. Technological expenses for the Agricultural Products segment rose principally because of higher spending on genomics and crop biotechnology initiatives, and the inclusion of expenses from the acquired seed companies. Searle's technological expenses increased markedly, as several product candidates in the pipeline advanced through the later, more expensive phases of development.
     Expenses for amortization and adjustment of intangible assets, which are included in income from continuing operations and EBIT, increased year-to-year because of the increase in intangible assets related to seed company acquisitions made in 1998 and late 1997, and because of the write-offs of goodwill related to the company's exit from non-core businesses. The non-core business goodwill write-offs reduced
EBIT (excluding unusual items) of the Agricultural Products segment by $38 million and the Corporate and Other segment by $26 million. Interest expense -- included in income (loss) from continuing operations -- rose as the amount of debt outstanding increased during 1998. In 1998, other income of $31 million decreased significantly from other income in 1997 of $89 million. The decrease of $58 million was primarily because of $40 million of losses on common stock investments and $35 million of losses from equity affiliates in 1998, compared with $6 million of income from equity affiliates in the prior year. This decrease of other income was partially offset by lower foreign currency losses of $22 million, primarily in the Asia Pacific region, compared with $52 million in 1997, and slightly higher gains from the sale of product rights of $124 million in 1998 compared with gains of $120 million in 1997. Income tax expense for 1998 of $46 million increased from income tax benefit for 1997 of $22 million, primarily because of $402 million of nondeductible in-process R&D charges and $46 million of nondeductible goodwill charges principally related to the PBIC, Cargill seed operation and DEKALB acquisitions. If unusual items in 1998 and 1997 were excluded, the effective tax rate would have been 29 percent in 1998 and 27 percent in 1997.


ANALYSIS OF CHANGE IN EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS


                                                                                  BETTER (WORSE)
                                                                           --------------------------
                                                                           1999 vs.          1998 vs.
                                                                             1998              1997
----------------------------------------------------------------------------------------------------------------------------------
SALES-RELATED FACTORS:
Selling prices                                                             $(0.44)           $(0.10)
Sales volumes and mix                                                        2.65              0.88
Pharmaceutical licensing revenues                                           (0.23)             0.32
----------------------------------------------------------------------------------------------------------------------------------
Total Sales-Related Factors                                                  1.98              1.10
==================================================================================================================================

COST-RELATED FACTORS:
Raw material and
  manufacturing costs                                                       (0.04)            (0.05)
Selling, general and
  administrative expenses                                                   (1.06)            (0.44)
Technological expenses                                                      (0.11)            (0.28)
Amortization of intangible assets                                           (0.18)            (0.08)
----------------------------------------------------------------------------------------------------------------------------------
Total Cost-Related Factors                                                  (1.39)            (0.85)
==================================================================================================================================

OTHER FACTORS:
Change in shares outstanding                                                (0.11)
Exchange rates                                                              (0.12)            (0.17)
Acquisitions and divestitures - net                                             -             (0.14)
Interest expense                                                            (0.16)            (0.03)
Pharmaceutical product right sales                                          (0.06)
Other expense - net                                                         (0.08)            (0.01)
----------------------------------------------------------------------------------------------------------------------------------
Total Other Factors                                                         (0.53)            (0.35)
==================================================================================================================================
Change in earnings (loss) per share before unusual items                     0.06             (0.10)
Unusual Items:
   Restructuring and special charges - net                                   0.52             (0.46)
   Acquired in-process research and development                              0.53              0.13
   Accelerated integration costs                                            (0.08)
   Failed merger costs                                                      (0.08)
   Other unusual items - net                                                 0.04             (0.03)
----------------------------------------------------------------------------------------------------------------------------------
Total Unusual Items                                                          0.93             (0.36)
----------------------------------------------------------------------------------------------------------------------------------
Change in Earnings (Loss) per Share
  from Continuing Operations                                               $ 0.99            $(0.46)
==================================================================================================================================

----------------------------------------------------------------------------------------------------------------------------------
AGRICULTURAL PRODUCTS
==================================================================================================================================

----------------------------------------------------------------------------------------------------------------------------------
                                                  1999        1998        1997
----------------------------------------------------------------------------------------------------------------------------------

Net Sales                                       $5,102      $4,264      $3,470
EBIT (excluding unusual items)                     775         868         827
EBITDA (excluding unusual items)                 1,275       1,223       1,035
Capital Expenditures                               607         469         316
Depreciation and Amortization                      500         355         208
----------------------------------------------------------------------------------------------------------------------------------

THE AGRICULTURAL PRODUCTS SEGMENT IS A LEADING DEVELOPER, PRODUCER AND MARKETER OF CROP PROTECTION PRODUCTS AND SEEDS. THIS INCLUDES THE DEVELOPMENT AND MARKETING OF PRODUCTS ENHANCED BY BIOTECHNOLOGY, WHICH IMPROVE THE EFFICIENCY OF FOOD PRODUCTION AND PRESERVE ENVIRONMENTAL QUALITY FOR AGRICULTURAL AND INDUSTRIAL USES. MORE THAN HALF OF THE UNIT'S HERBICIDE NET SALES ARE MADE OUTSIDE OF THE UNITED STATES. WEATHER CONDITIONS IN AGRICULTURAL MARKETS WORLDWIDE AFFECT SALES VOLUMES.

     Despite the unfavorable agricultural economy, net sales for Agricultural Products set a record at $5.1 billion, an increase of 20 percent over the previous sales record set in 1998. The increase in net sales was led by higher seed sales, particularly in seed lines containing the Roundup Ready(R) gene, with Monsanto branded Roundup Ready(R) soybeans holding approximately 25 percent of the market for soybeans in the United States. Seed sales increased to over $1.3 billion in 1999 compared with $670 million in 1998 primarily because of the inclusion of a full year of results from seed companies acquired in 1998. In addition, Roundup Ready(R) corn volume increased more than 100 percent from the prior year's sales in the United States.
     Continued increased demand for crops developed through biotechnology - especially Roundup Ready(R) soybeans, corn and cotton, YieldGard(R) insect-protected corn, and Bollgard(R) with Roundup Ready(R) cotton - generated substantially higher technology fee revenues from these crops in 1999. Worldwide acreage of crops developed through biotechnology increased over 49 percent to approximately 88 million acres for the 1999 crop season compared to 59 million acres in the 1998 crop season. In addition, the technology fee for Roundup Ready(R) soybeans in the United States increased approximately 25 percent in 1999. As a result, technology fee revenues increased 51 percent over prior year revenues. Total cost to soybean farmers per acre decreased as lower Roundup(R) herbicide prices more than offset increases in technology fees for the 1999 crop season.
     Contributing to the 1999 sales record was the Roundup(R) family of herbicides, which delivered volume growth in 1999 slightly above the historical 20 percent trendline. Operations in the United States, Canada, Brazil, Argentina, and Australia posted record sales volumes of Roundup(R). Lower selling prices, principally in the United States, made Roundup(R) more cost effective in a wide range of crop and industrial uses. The effect of generic competition in certain markets outside the United States required modestly lower selling prices. However, the effect of lower selling prices was more than offset by the increased sales volumes. The large gains in sales volumes of Roundup(R) were driven by lower selling prices, the continued adoption of conservation tillage
(the practice of substituting the judicious use of herbicides for mechanical tillage), new applications, and increased use of Roundup(R) over the top of Roundup Ready(R) soybeans, cotton, canola, and corn. Net sales of Roundup and other glyphosate-based herbicides totaled 29 percent of total company net sales compared with 35 percent of total company net sales in the prior year. Net sales for the Agricultural Products segment also benefited from record sales of Posilac(R) bovine somatotropin. Sales volumes of Posilac(R) bovine somatotropin increased 14 percent over volumes in the prior year.
     Declines in the U.S. dollar value of local currencies in certain
Latin American and Eastern European countries negatively affected the translation to U.S. dollars of local currency-denominated operating results in 1999 compared with 1998. Poor economic conditions in certain world areas limited liquidity and lessened the demand for herbicides, especially in Eastern Europe, where volumes of Roundup(R) declined in 1999. Drought conditions in key areas of Brazil during the planting season lessened the demand for herbicides and negatively affected planned sales volumes of Roundup(R) in 1999.
     Revenues from the Roundup(R) lawn-and-garden products business declined 37 percent, or $86 million, to $146 million in 1999 compared with revenues of $232 million in 1998. The decrease in revenues was primarily because of a change in the distribution network.
Additionally, Roundup(R) lawn-and-garden revenues for 1998 included a one-time $32 million payment from The Scotts Company (Scotts) for the exclusive right to sell and market Roundup(R) herbicide for lawn-and-garden uses. (See Notes to Financial Statements, Note 2 - New Accounting
Standards for further details.) In 1999, Roundup(R) for residential use was marketed by Scotts along with its broad line of residential lawn-and-garden products. Under the current agreement, Scotts receives a commission for its services as agent based on a varying percentage of the earnings before interest and taxes (EBIT) for the Roundup(R) lawn-and-garden business. Scotts is also responsible for contributing annually towards the expenses of the Roundup(R) lawn-and-garden business. Monsanto recognizes the amounts due to and from Scotts as marketing expenses as they are incurred.
     EBIT (excluding unusual items) for the Agricultural Products segment in 1999 decreased $93 million compared with 1998, while EBITDA (excluding unusual items) increased $52 million, or 4 percent, from 1998. EBIT (excluding unusual items) totaled $775 million in 1999, compared with $868 million in 1998, a decrease primarily associated with an increase in amortization expense related to the 1998 seed company acquisitions. In addition, SG&A expenses rose primarily because of the inclusion of a full year of SG&A costs from the seed companies acquired in 1998, higher seed integration costs, and higher information technology expenses. These increases were offset partially by $25 million of licensing fees for technical data on glyphosate.
Technological expenses grew principally because of the inclusion of the acquired seed company technological spending and additional biotechnology research. Depreciation and amortization increased $145 million, or 41 percent, primarily because of the seed company acquisitions in the prior year and the completion of additional manufacturing capacity for herbicides.
     Pretax unusual items from continuing operations in 1999 for the Agricultural Products segment totaled $101 million and included an $85 million charge associated with the failed merger between Monsanto and D&PL, and $61 million for the accelerated integration of Monsanto's agricultural chemical and seed operations. These charges were offset by a $35 million gain from the divestiture of Stoneville, and $10 million from the reversal of restructuring reserves established in 1998. The reversal of $10 million of restructuring reserves was required as a result of lower actual severance and facility shut-down costs than originally estimated. In 1998, unusual items from continuing operations included charges of $402 million for the write-off of in-process R&D;
and a charge of $166 million for restructuring and other actions; and a $20 million charge for the cancellation of stock options in exchange for cash related to the acquisition of DEKALB. The restructuring and other action charges principally related to the cost of workforce reductions
($52 million), and asset impairments ($81 million). The in-process R&D charges were primarily associated with the acquisitions of DEKALB, PBIC and certain international seed operations of Cargill.


PRIOR YEAR REVIEW

     Net sales for Agricultural Products in 1998 were $4.3 billion, an increase of 23 percent compared with sales in 1997 of $3.5 billion. The increase in net sales was led by the Roundup(R) family of herbicides, with volume growth in 1998 over 20 percent. The United States, Argentina, Brazil, and Australia posted record sales volumes of Roundup(R). The large gains in volumes of Roundup(R) were driven by continued adoption of conservation tillage, new applications, and increased use of Roundup(R) over the top of Roundup Ready(R) soybeans, cotton, canola, and corn. Declines in the U.S. dollar value of local currencies in Indonesia, Australia and Malaysia negatively impacted the translation to U.S.
dollars of local currency-denominated operating results in 1998 compared to 1997. Poor economic conditions in Asia lessened the demand for herbicides, especially in Southeast Asia, where volumes of Roundup(R) declined in 1998. Lower selling prices, principally outside the United States, made Roundup(R) more cost effective in a wide range of crop and industrial uses. The effect of generic competition, especially in certain markets outside the United States, lowered selling prices modestly. However, the effect of lower selling prices was more than offset by increased sales volumes. Net sales of Roundup(R) and other glyphosate-based herbicides totaled 35 percent of total company net sales in 1998 compared with 36 percent of total company net sales in 1997.
     Increased demand for crops developed through biotechnology, especially Roundup Ready(R) soybeans, canola and cotton, and Yieldgard(R) insect-protected corn, drove technology fee revenues from these crops substantially higher. In addition, Roundup Ready(R) corn sold out in its introductory year in the United States. Seed sales also were higher in 1998 as the company's Asgrow seed business enjoyed a strong year, particularly with seed lines containing the Roundup Ready(R) gene. Sales from Agroceres and from Holden's, both acquired in late 1997, also added to revenues. Net sales for the Agricultural Products segment also benefited from record sales of Posilac(R) bovine somatotropin, which increased 26 percent from sales in the prior year.
     Revenues from the lawn-and-garden products business rose 8 percent to $232 million in 1998, compared with revenues of $214 million in 1997. Revenues increased primarily because of $32 million in payments associated with an agreement signed with The Scotts Company for the exclusive rights to sell and market Roundup(R) herbicide. (See Notes to Financial Statements, Note 2 - New Accounting Standards for further details.)

    EBIT (excluding unusual items) for the Agricultural Products segment in 1998 increased $41 million compared with 1997, while EBITDA (excluding unusual items) increased $188 million, or 18 percent, from 1997. EBIT (excluding unusual items) totaled $868 million in 1998, compared with $827 million in 1997, as the growth in net sales was nearly offset by increased operating expenses. Selling, general and administrative (SG&A) expenses rose in 1998 primarily because of a full year inclusion of SG&A costs from the seed companies acquired in 1997, and higher global development costs, including higher information technology expenses. These increases were partially offset by $36 million of licensing fees for technical data on glyphosate. Technological expenses grew principally because of higher spending on crop biotechnology development initiatives, inclusion of recently acquired seed company technological spending, and additional genomics research. Depreciation and amortization increased by $147 million, or 71 percent, primarily because of the completion of additional manufacturing capacity for Roundup(R) and because of 1997 seed company acquisitions.

     Pretax unusual items in 1998 included: charges of $402 million for the write-off of in-process research and development (R&D); a $20 million charge for the cancellation of stock options in exchange for cash related to the acquisition of DEKALB; and a charge of $166 million for restructuring and other actions, principally related to the cost of work force reductions ($52 million) and asset impairments ($81 million). The in-process R&D charges were primarily associated with the acquisitions of DEKALB, PBIC and certain international seed operations of Cargill. In 1997, the unusual items included $633 million of pretax charges for in-process R&D write-offs associated with several seed company acquisitions.
     In-process R&D charges for the seed company acquisitions cover numerous seed breeding projects, no single one of which was significant, as is typical in the seed breeding industry. These projects consist of conventional breeding programs for corn, wheat and other hybrids; conventional breeding for soybean varieties; and the development of transgenic crops. The in-process R&D projects were valued by a discounted cash flow method with risk-adjusted discount rates, generally from 12 to 20 percent, which took into account the stage of development of each in-process R&D category. Successful commercialization of products developed through these projects is expected to occur five to nine years after program initiation. Although there are risks associated with the ultimate completion and commercialization of these research projects (specific risks are discussed under "Cautionary Statements Regarding Forward-Looking Information - Factors Affecting the Agricultural Products Segment" section), the failure of any one project would not materially affect the total value of the research programs. The in-process projects were at various stages of completion at the dates of acquisition. In 1999, Monsanto spent $82 million on biotechnology-related activities and $47 million on conventional breeding activities related to completing these in-process R&D projects. During the next eight years, management expects to spend approximately $250 million on biotechnology-related activities and approximately $180 million on conventional breeding activities to complete these in-process R&D projects; approximately $120 million in 2000, $100 million in 2001, $80 million in 2002, $60 million in 2003, $60 million in 2004, and $70 million thereafter. Monsanto intends to fund these costs, consisting primarily of salary and benefit expenses for R&D employees, with cash generated from existing businesses. Revenues from the in-process R&D projects related to the 1998 acquisitions began in 1999. Revenues from the in-process R&D projects related to the 1997 acquisitions began in 1998.


OUTLOOK

     Monsanto's family of Roundup(R) herbicides continues to face increasing competition from generic producers in certain markets outside the United States. Patents protecting Roundup(R) expired in various countries in 1991. Compound per se patent protection for the active ingredient in Roundup(R) herbicide continues in the United States until Sept. 2000. Management expects technological breakthroughs in manufacturing processes and formulation advancements, as well as rapidly expanding production capacity, to continue to improve Monsanto's cost structure and to help maintain its leadership position. Significant growth potential remains for Roundup(R) in conservation tillage applications, new uses, and in applications over-the-top of crops designed to tolerate Roundup(R).
     As discussed in the Notes to Financial Statements (see Note 6 - Restructuring and Unusual Items for further details), Monsanto made significant progress to complete several strategic actions in 1999. In 1999, the company began the accelerated integration of the agricultural chemical and seed operations. The successful integration of these seed companies as members of Monsanto's agriculture business, and partnerships such as the Monsanto/Cargill joint venture, Renessen LLC, should enhance the company's ability to bring new products to market.
At the same time, these relationships should help Monsanto gain worldwide distribution of its and other companies' agronomic traits, as well as technology traits designed to improve the quality of food or feed currently in R&D pipelines.
     A planned price reduction for Roundup(R) herbicide was implemented in the United States to accelerate volume growth, and to further strengthen the long-term competitive position in the 1999 crop year. In numerous markets worldwide during the past 15 years, management believes that price reductions for Roundup(R) were an important factor in volume growth via price elasticity in key market segments. At lower prices in the past, more growers used more Roundup(R) in new applications (such as conservation tillage and preharvest), treated more acres in existing applications and used higher rates per treated acre as Roundup(R) became more economical.
     The company marketed the following biotechnology-related plant sciences products during 1999: Roundup Ready(R) corn, canola, cotton and soybeans; corn and cotton protected from certain insects; potatoes protected from certain insects and viruses; and cotton and corn that are both insect-protected and Roundup Ready(R). These products were developed by Monsanto either alone or in partnership with biotechnology and seed production companies.

    Monsanto continues to address concerns of consumers, public interest groups and government regulators regarding acceptance and approval of agricultural and food products developed through biotechnology. The European Union continues to delay approvals for planting of seeds with agricultural biotechnology traits; and a court decision in Brazil has delayed planting of Roundup Ready(R) soybeans in that country. Despite these continuing concerns, Monsanto anticipates that farmers, particularly in North and South America and the Asia-Pacific region, will continue to make use of this new technology because of the economic benefits and reduced use of pesticides that it allows.
     The company continues to be involved in intellectual property disputes with several parties regarding biotechnology products. Management expects that such disputes will continue to occur as the agricultural biotechnology industry evolves.

----------------------------------------------------------------------------------------------------------------------------------
PHARMACEUTICALS
==================================================================================================================================

----------------------------------------------------------------------------------------------------------------------------------
                                                  1999        1998        1997
----------------------------------------------------------------------------------------------------------------------------------
Net Sales                                       $3,920      $2,771      $2,323
EBIT, (excluding unusual items)                    655         309         286
EBITDA, (excluding unusual items)                  813         451         422
Capital Expenditures                               188         236         175
Depreciation and Amortization                      158         142         136
----------------------------------------------------------------------------------------------------------------------------------

THE PHARMACEUTICALS SEGMENT REFLECTS THE OPERATIONS OF SEARLE, WHICH DEVELOPS, PRODUCES AND MARKETS PRESCRIPTION PHARMACEUTICALS. ITS MAJOR PRODUCTS INCLUDE MEDICATIONS TO RELIEVE THE SIGNS AND SYMPTOMS OF ARTHRITIS, TO CONTROL HIGH BLOOD PRESSURE, TO RELIEVE INSOMNIA AND TO PREVENT THE FORMATION OF ULCERS.

     In 1999, net sales for Pharmaceuticals increased to a record $3.9 billion, or 41 percent higher than 1998 net sales. The successful launch and continued strong sales of Celebrex(R) arthritis treatment were the primary drivers behind the strong sales performance. Celebrex(R) net sales totaled more than $1.5 billion in 1999 or 16 percent of total company net sales. The increase in net sales was partially offset by a 26 percent decrease in sales of Daypro(R) arthritis treatment, which recorded sales of $227 million, and a slight decrease in sales of Arthrotec(R) arthritis treatment, with full year sales of $344 million in 1999.
Decreases in sales volumes of Arthrotec(R) and Daypro(R) occurred primarily because of market share shifts toward Celebrex(R). Searle remained the No.
1 provider of prescription arthritis treatments in the United States, as Celebrex(R), Arthrotec(R), and Daypro(R) arthritis treatments combined for 54 percent of the branded market share. Moreover, with the launch of Celebrex(R), Searle achieved the No. 1 sales position in prescription arthritis treatments worldwide. Celebrex(R) remains the top selective COX-2 inhibitor despite the introduction of a competing product during 1999.
Net sales of arthritis treatments totaled $2.1 billion, or 23 percent of total company net sales in 1999 compared with $654 million, or 9 percent of total company net sales, in the prior year. Also contributing to the strong sales performance were sales of Ambien(R) short-term treatment for insomnia, which grew $77 million, or 17 percent, to $535 million, and sales of Covera-HS(R), a cardiovascular treatment, which grew $17 million, or 21 percent, to $98 million. Ambien(R) held a 53 percent market share of total U.S. hypnotic prescriptions. Partially offsetting these higher revenues were lower sales of Cytotec(R) ulcer preventive drug and lower sales of other individually insignificant Pharmaceutical products.
Segment net sales also included licensing revenues totaling $145 million associated with several collaborative alliances compared with $335 million of licensing revenues in 1998.
     EBIT (excluding unusual items) for the Pharmaceuticals segment more than doubled to a record $655 million in 1999, compared with $309 million in 1998. EBITDA (excluding unusual items) totaled $813 million in 1999 compared with EBITDA (excluding unusual items) of $451 million in 1998, an increase of $362 million, or 80 percent. The improvements in EBIT (excluding unusual items) and EBITDA (excluding unusual items) in 1999 resulted primarily from sales of Celebrex(R) and from higher volumes of other key products, partially offset by lower licensing revenues and increased SG&A expenses. SG&A expenses rose $714 million, or 67 percent, primarily because of the launch and co-promotion expenses related to Celebrex(R). Technological expense of $763 million remained relatively unchanged from the prior year, as cost sharing gains were offset as several new product candidates continued to advance through the later, more expensive phases of development. Other income of $25 million decreased $60 million when compared with $85 million in 1998.
The $60 million decrease was primarily caused by lower product rights sales in 1999 compared with product rights sales in 1998 ($50 million compared with $124 million).
     The Pharmaceuticals segment's 1999 results included an unusual pretax gain of $6 million related to the reversal of restructuring liabilities established in 1998. The restructuring liability reversal was required as a result of lower actual severance and facility shut-down costs than originally estimated. Pretax net unusual charges in 1998 totaled $29 million and included a gain of $35 million for the reversal of a prior year restructuring reserve and $64 million of charges, primarily for asset impairments ($42 million) and workforce reductions ($22 million).
     As a result of discussions with the staff of the United States Securities and Exchange Commission (SEC) and clarification of its interpretation regarding the classification of certain transactions, Monsanto agreed to reclassify certain revenues in the Statement of Consolidated Income (Loss). As a result, the company has reclassified revenues associated with the sales of pharmaceutical product rights from net sales to other expense (income) - net for all periods presented. The effect of this reclassification was to reduce net sales and increase other income included in other expense (income) - net by ($124) million and ($120) million in 1998 and 1997, respectively. In 1999, $50 million of sales of pharmaceutical product rights were included in other expense (income) - net. This reclassification had no effect on net income.

PRIOR YEAR REVIEW

     In 1998, net sales for Pharmaceuticals grew to $2.8 billion, 19 percent higher than 1997 net sales. Sales of Arthrotec(R) arthritis treatment more than tripled to $346 million, aided by launches in the United States and France, and by increased volume growth in other key countries. Searle ended the year as the No. 1 provider of branded arthritis treatments in the United States, as Arthrotec(R) and Daypro(R) arthritis treatments combined for 13 percent branded market share. Net sales of arthritis treatments totaled $654 million, or 9 percent of total company net sales in 1998 compared with $434 million or 7 percent of total company net sales in 1997. Ambien(R) short-term treatment for insomnia grew in market share; by year-end, it held 52 percent share of total U.S. hypnotic prescriptions. Sales for Ambien(R) increased 16 percent to a record $458 million. Segment net sales also benefited from licensing revenues totaling $335 million associated with several collaborative alliances; licensing revenues were $75 million in 1997. Partially offsetting these higher revenues were lower sales of verapamil calcium channel blockers and Cytotec(R) ulcer preventive drug.
     EBIT (excluding unusual items) for the Pharmaceuticals segment totaled $309 million in 1998, compared with $286 million in 1997, an increase of $23 million or 8 percent. EBITDA (excluding unusual items) totaled $451 million in 1998 compared with EBITDA (excluding unusual items) of $422 million in 1997, an increase of $29 million, or 7 percent. The improvements in EBIT (excluding unusual items) and EBITDA (excluding unusual items) in 1998 resulted primarily from higher volumes of key products and from licensing revenues, partially offset by increased SG&A and technological expenses. SG&A expenses rose primarily because of the launches of Arthrotec(R) and preparations for the launch of Celebrex(R) arthritis treatment. Other income of $85 million remained relatively unchanged compared with $81 million in 1997. Included in other income was the sale of product rights totaling $124 million in 1998 and $120 million in 1997. On Dec. 31, 1998, the U.S. Food and Drug Administration (FDA) approved Celebrex(R) for the treatment of the signs and symptoms of osteoarthritis and adult rheumatoid arthritis. Technological cost increases were driven by late-stage, more expensive clinical trials.
     Pretax net unusual charges in 1998 totaled $29 million and included a gain of $35 million for the reversal of a prior year restructuring reserve; and $64 million of charges, primarily for asset impairments ($42 million) and workforce reductions ($22 million).

OUTLOOK

     As of February 25, 2000, Celebrex(R) had been approved in 41 countries, representing more than 53 percent of the worldwide prescription anti-arthritic market, and launched in 28 of these countries, covering most of the Western Hemisphere and certain European and Asia-Pacific countries. It is anticipated that, following the first European Union (EU) approval of Celebrex(R) in Sweden on Dec. 3, 1999, Celebrex(R) will be approved and launched in almost all EU countries during 2000. Searle and Pfizer Inc. will co-promote Celebrex(R) in all countries except Japan, where Searle has formed an alliance with Yamanouchi Pharmaceutical Co. to develop and commercialize the drug. On Dec. 3, 1999, the U.S. FDA approved Celebrex(R) as an oral adjunct to usual care for patients with familial adenomatous polyposis (FAP) - a rare disease which left, untreated almost, always leads to colorectal cancer. Celebrex(R) is the first pharmacological agent to be indicated to reduce the number of polyps in FAP patients. In 2000, Searle will begin commercial activities related to the new FAP indication, which represents the first oncology-related application for the product. In early 2000, Searle initiated long-term clinical studies, in collaboration with the National Cancer Institute, in four additional oncology applications: a type of colon cancer known as SAP; bladder cancer; actinic keratosis (a type of skin cancer); and Barrett's esophagus, a precursor to cancer of the esophagus.
     Ambien(R), a short-term treatment for insomnia, continues as the leader in the U.S. hypnotic market with a 53 percent share of total prescriptions, despite the entry of the first new product competitor in the hypnotic market in years. Ambien(R) is licensed to a joint venture in which Searle is a general partner. Under the joint venture agreement amended in 1998, Searle's share of profits will be gradually reduced from 90 percent in 1998 to 51 percent in early 2002. The partner will buy-out Searle's interest in the joint venture on April 16, 2002.
     Searle currently has 11 compounds in clinical trials. Searle's research-and-development (R&D) pipeline is focused on three therapeutic areas: arthritis/pain and inflammation; cardiovascular disease; and oncology. Among the arthritis/inflammation candidates are valdecoxib, which is in late Phase III trials and is being developed as a possible analgesic for pain, osteoarthritis, and rheumatoid arthritis; and parecoxib, which is also in late Phase III trials as an injectable COX-2 inhibitor for acute, moderate-to-severe pain.
     Three compounds are under clinical development in the cardiovascular pipeline. Eplerenone is being developed for the treatment of heart failure and high blood pressure, and has entered
Phase III clinical trials for both indications. Tifacogin is entering Phase III clinical trials for treatment of patients with sepsis. An
ASBT inhibitor, for treatment of high cholesterol, has recently entered clinical development.

    Searle also has three oncology compounds under clinical development. Celecoxib is being studied in Phase III trials as a preventive drug for certain types of cancers (outlined above). Leridistim is being developed to stimulate the replenishment of white blood cells and platelets in chemotherapy patients. Leridistim is currently in Phase III clinical trials. Progenipoietin is being developed in conjunction with cancer vaccines to support cancer immune therapy and independently to stimulate blood cell replenishment in chemotherapy patients. Progenipoietin and cancer vaccine programs are in early clinical development.
     Management expects technological expenses and selling expenses to increase in the next few years as Searle continues its commitment to discovering and developing new products, and as it commercializes products now in the R&D pipeline. It is anticipated that these increased expense levels will be supported by increased sales from Celebrex(R) and, longer term, by additional new product launches.

------------------------------------------------------------------------
CORPORATE AND OTHER
========================================================================

     The Corporate and Other segment comprises various smaller businesses, as well as certain corporate items that are not allocated to the segments. Net sales decreased in 1999 from 1998 levels by $78 million. This decline was primarily driven by lower sales of Enviro-Chem's environmental abatement products, the divestiture of the Orcolite opthalmics business in 1998, and shutdown of the Diamonex optical products division in 1998. Also contributing to the sales decline was the divestment of the company's interest in the health and wellness business area in the first half of 1999.
     EBIT (excluding unusual items) for the corporate and other segment recorded a loss of $270 million in 1999 compared with a loss of $290 million in 1998. The segment loss decreased principally because of lower SG&A expenses due to fewer product lines, partially offset by increased spending associated with nutrition research operations in 1999. Unusual items from continuing operations in 1999 included a net pretax gain of $31 million primarily related to the reversal of restructuring reserves established in 1998, required because actual severance and facility shut-down costs were lower than originally estimated.

PRIOR YEAR REVIEW

     Corporate and Other segment net sales decreased in 1998 from 1997 levels by $63 million. This change was primarily driven by lower sales of Enviro-Chem's environmental abatement products. The divestiture of the Orcolite opthalmics business in the second quarter of 1998 also contributed to the sales decline. Monsanto also shut down the Diamonex optical products division in 1998.
     On an EBIT (excluding unusual items) basis, the corporate and other segment recorded a loss of $290 million in 1998 compared with a loss of $218 million in 1997. The segment loss increased principally because of the sales decline in the segment and because of higher selling, general and administrative (SG&A) and technological spending, primarily related to incentive compensation and information technology expenses.
     In 1998, unusual charges included pretax restructuring and other special charges of $145 million, principally for the cost of facility shutdowns ($64 million) and asset impairments ($67 million). There were no unusual items in the Corporate and Other segment in 1997.


----------------------------------------------------------------------------------------------------------------------------------
DISCONTINUED OPERATIONS
==================================================================================================================================
                                                1999        1998        1997
----------------------------------------------------------------------------------------------------------------------------------

Net Sales                                       $980      $1,288      $3,279
Income (Loss) from Discontinued
    Operations Before Income Tax                 150        (158)        506
Income Tax Expense (Benefit)                      58         (39)        185
Net Income (Loss) from
    Discontinued Operations                       92        (119)        321
----------------------------------------------------------------------------------------------------------------------------------

DISCONTINUED OPERATIONS INCLUDE THE ALGINATES, ARTIFICIAL SWEETENERS,
ORTHO LAWN-AND-GARDEN AND BIOGUMS BUSINESSES.  THESE BUSINESSES
MANUFACTURE AND MARKET SWEETENERS (INCLUDING NUTRASWEET(R) BRAND SWEETENER AND EQUAL(R) AND CANDEREL(R) TABLETOP SWEETENERS), LAWN-AND-GARDEN PRODUCTS, ALGINS, BIOGUMS, AND OTHER FOOD INGREDIENTS. DISCONTINUED OPERATIONS FOR 1997 ALSO INCLUDES THE CHEMICALS BUSINESS WHICH WAS SPUN OFF TO
SHAREHOLDERS ON SEPT. 1, 1997.

     Net sales for discontinued operations decreased in 1999 compared with 1998 primarily because of the Jan. 1999 divestiture of the Ortho lawn-and-garden products business. In Jan. 1999, the company sold its lawn-and-garden products business, exclusive of Roundup(R) herbicide, to The Scotts Company. Revenues for NutraSweet(R), the company's trademark aspartame product, and for tabletop sweeteners declined in 1999 compared with 1998 reflecting increased competition. Biogum sales declined modestly as sales of xanthan and gellan gum products declined due to a recession in the oil field industry.

     Income from discontinued operations was $92 million, net of tax of $58 million, compared with a loss of $119 million, net of tax benefit of $39 million in the prior year. This increase of $211 million was primarily because 1998 discontinued operations included restructuring charges of $220 million aftertax ($298 million pretax), principally for the cost of facility shutdowns ($187 million pretax), asset impairments
($84 million pretax), and workforce reductions ($27 million pretax).
Unusual items in 1999 included a net gain of $2 million aftertax which included the reversal of $27 million aftertax of 1998 restructuring reserves and charges of $25 million aftertax associated with cost to exit the alginates business.
     Income tax expense for discontinued operations for 1999 and 1998 exceeded the 35 percent U.S. federal statutory rate primarily because of a nondeductible write-off of intangibles assets associated with the alginates business. Income tax expense for discontinued operations for 1997 exceeded the U.S. federal statutory amount primarily because of nondeductible exit costs incurred to separate the chemicals business.
     In October 1999, the company completed the sale of the alginates business for proceeds of $40 million, which resulted in an aftertax loss of $25 million on the sale from discontinued operations. Offsetting this loss on disposal were restructuring liability reversals of $27 million aftertax, representing severance and facility shut-down costs originally estimated which were no longer required as a result of the sale of the business on terms more favorable than originally anticipated.
     On Feb. 4, 2000, Monsanto announced the signing of a definitive agreement to sell the tabletop sweetener business, including the Equal(R), Canderel(R) and NutraSweet(R) tabletop brands, to Tabletop Acquisition Corp.
(TAC). Expected proceeds of $570 million from the sale will primarily be used to reduce debt. On February 22, 2000, Monsanto announced the signing of a definitive agreement to sell the biogums business to a joint venture between Hercules Inc. and Lehman Brothers Merchant Banking Partners II, L.P. Expected proceeds of $685 million will primarily be used to reduce debt.

PRIOR YEAR REVIEW

     Net sales for discontinued operations decreased in 1998 compared with net sales in 1997, primarily because of the spinoff to shareholders of the chemicals business in Sept. of 1997. Sales of NutraSweet(R), the company's trademark aspartame product, decreased 17 percent in 1998 compared with sales in 1997, because of lower sales volumes. Sales of tabletop sweeteners rose modestly in 1998, reflecting market share gains in the United States and higher sales of sweetener products in Latin America. Biogum sales rose from sales of xanthan and gellan gum products to food manufacturers and to industrial customers.
     Discontinued operations reported a net loss of $119 million in 1998 compared with net income of $321 million in 1997. This decrease of $440 million is primarily because the chemical company results were no longer included in 1998 discontinued operations and unusual charges included pretax restructuring charges of $298 million, principally for the cost of facility shutdowns ($187 million), asset impairments ($84 million), and workforce reductions ($27 million). Unusual items in 1997 included $51 million of pretax charges for in-process R&D related to the acquisition of the Calgene oils business.


REVIEW OF CHANGES IN FINANCIAL POSITION

     The company's working capital improved $622 million to $2.0 billion compared with $1.4 billion at the end of 1998, primarily because of increases in cash and cash equivalents, trade receivables, and decreases in short-term debt, partially offset by increases in marketing program accruals and other miscellaneous accruals. Cash and cash equivalents at year-end 1999 increased to $284 million from $89 million in 1998. Trade receivables at year-end 1999 increased compared with those at the prior year-end primarily because of higher sales levels from both business segments. Higher collections from increased sales in 1999 enabled the company to reduce short-term debt by $289 million in 1999. Increased sales in the fourth quarter of 1999 resulted in a 46 percent increase in marketing programs and a 30 percent increase in other miscellaneous accruals compared with the prior year. Working capital as a percent of net sales was 22 percent in 1999 compared with 20 percent in 1998. Working capital requirements were lower in 1999, primarily because of higher sales levels and business divestments. The current ratio improved to 1.5 compared with 1.4 at year-end 1998.
     Net cash provided by continuing operations increased $657 million from the prior year primarily from improved management of working capital and increased income from continuing operations of $634 million. Cash provided by continuing operations totaled $891 million in 1999 compared with $234 million in 1998, which included the collection of $180 million of miscellaneous receivables related to 1997 Pharmaceutical licensing and product rights sales. Partly offsetting these increases in cash were tax payment increases of $128 million.

     Monsanto's operations have historically generated sufficient cash to fund both its existing businesses and its research and development expenses. Cash provided by continuing operations is a major source of working capital funds. Monsanto also uses financial markets worldwide to meet its financing needs. To the extent the company's cash provided by operations was not sufficient to fund its cash needs at certain times during the year, short-term borrowings were used to finance these requirements. The company has available various short and medium-term bank credit facilities, which are discussed in the Notes to Financial Statements, Note 11 - Short-Term Debt and Credit Arrangements. These credit facilities give Monsanto the financing flexibility it needs to satisfy future short and medium-term funding requirements. Improved working capital management and proceeds from divestitures were used to reduce the company's long-term debt by $356 million by year-end 1999. As a result, the percentage of debt to total capitalization decreased 4 percent to 56 percent in 1999. In Dec. 1998, Monsanto issued $2.5 billion of long-term debt with various maturities; and in Nov. 1998, Monsanto issued 17,500,000 units of 6.50 percent Adjustable Conversion-rate Equity Security Units with a public offering price of $40 per unit (stated value), or $700 million. The company also issued 25 million shares of common stock for $944 million in Nov. 1998. Further details related to Monsanto's commitments and contingencies are described in the Notes to Financial Statements, Note 20 - Commitments and Contingencies.
     In 1999, 1998 and 1997, investment and property disposal proceeds were largely related to sales of nonstrategic properties and investments. Major uses of cash in 1999, 1998 and 1997 included investments, capital expenditures, dividends and treasury stock purchases. Investments in 1999 included acquisitions and joint ventures in plant biotechnology and equity investments. Major investments in 1998 included the acquisitions of DEKALB, certain international seed operations of Cargill, and PBIC. Major investments in 1997 were the acquisitions of Holden's, Corn States, the remaining interest in Calgene Inc., the Asgrow Agronomics business, and Agroceres Net property, plant and equipment at the end of 1999 was approximately $455 million higher than the comparable period of 1998. Capital expenditures of $1.0 billion and the effects of $121 million of acquisitions were only partially offset by 1999 non-cash charges and $472 million of divestitures. The decrease in intangible assets was attributable primarily to amortization expense for the year.


SHAREOWNER MATTERS

     Monsanto has paid quarterly dividends on its common shares without interruption since 1928. Throughout 1999, the quarterly dividend paid was $0.03 per share. The dividend rate reflects a policy adopted by the board of directors following the spinoff of the company's chemical businesses in 1997, to fund the company's growth opportunities to create long-term economic value for shareowners. Monsanto's common stock is traded principally on the New York Stock Exchange. The number of shareowners of record as of Feb. 25, 1999, was 54,251. The high and low common stock prices for the year were $50 13/16 and $32 3/4, respectively.


------------------------------------------------------------------------
ADDITIONAL FINANCIAL INFORMATION
========================================================================

RISK MANAGEMENT

     Monsanto continually evaluates risk retention and insurance levels for product liability, property damage, and other potential areas of risk. Monsanto devotes significant efforts to maintaining and improving safety and internal control programs, which reduce its exposure to certain risks. Management decides the amount of insurance coverage to purchase from unaffiliated companies and the appropriate amount of risk to retain based on the cost and availability of insurance and the likelihood of a loss. Since 1986, Monsanto's liability insurance has been a "claims made" policy form. Management believes that the current levels of risk retention are consistent with those of comparable companies in the industries in which Monsanto operates. There can be no assurance that Monsanto will not incur losses beyond the limits of, or outside the coverage of, its insurance. Monsanto's liquidity, financial position, and profitability are not expected to be affected materially by the levels of risk retention that the company accepts.

Y2K - STATE OF READINESS

     Monsanto's preparations for the year 2000 were successfully completed. The company remediated and tested its internal business application systems and information technology infrastructure and embedded systems components vital to serving customer needs. It also monitored the year 2000 compliance efforts of its key suppliers and customers and developed and tested business continuity plans. The total costs associated with this three-year effort are projected at approximately $35 million, with almost all that amount incurred prior to Jan. 2000. Monsanto has not experienced any significant disruptions in its business due to year 2000 problems to date and is committed to making certain that its systems and processes continue to function properly in the future.

EURO CONVERSION

     On Jan. 1, 1999, 11 of the 15 member countries of the European Union established fixed conversion rates between their national currencies and the euro. During the transition period, from Jan. 1, 1999, until June 30, 2002, both the national currencies and the euro will be legal currencies. Beginning July 1, 2002, the national currencies of the participating countries no longer will be legal tender for any transactions.
     In September 1997, Monsanto formed a cross-functional team and engaged a consultant to address issues associated with the euro conversion. As of Jan. 1, 1999, Monsanto began to engage in euro-denominated transactions and was legally compliant. Monsanto expects to have all affected information systems fully converted by April 2002. Monsanto does not expect the euro conversion to have a material effect on its competitive position, business operations, financial position or results of operations.

MARKET RISK MANAGEMENT

     Monsanto is exposed to market risk, including changes in interest rates, currency exchange rates, and commodity prices. To manage the volatility relating to these exposures, the company enters into various derivative transactions. Monsanto does not hold or issue derivative financial instruments for trading purposes. For more information about how Monsanto manages specific risk exposures, see the currency translation note, the inventories note, and the long-term debt note, in Notes to Financial Statements.
     The tables below provide information about the company's derivative instruments and other financial instruments that are sensitive to changes in interest rates, currency exchange rates and commodity prices. The financial instruments are grouped by market risk exposure category. Instrument denominations are indicated in parentheses. For instruments denominated in currencies other than the U.S. dollar, the information is presented in U.S. dollar equivalents, which is the company's reporting currency.

Significant interest rate risk sensitive instruments as of Dec. 31, 1999, were:

                                                              EXPECTED MATURITY DATE
----------------------------------------------------------------------------------------------------------------------------------
(Dollars in millions, except
average interest rate)                2000        2001        2002        2003        2004  THEREAFTER       TOTAL   FAIR VALUE
----------------------------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT:
  Fixed rate ($US)
    Principal amount                            $  533       $  19       $ 738        $ 22      $2,774      $4,086       $3,724
    Average interest rate                          5.6%        8.3%        6.1%        8.1%        6.7%        6.5%
  Fixed rate (Japanese yen)
    Principal amount<F1>                                                                        $   99      $   99       $  136
    Average interest rate                                                                          5.6%        5.6%
Variable rate ($US)
    Principal amount<F1>                        $1,070       $ 107       $ 333        $  7      $  201      $1,718       $1,746
    Average interest rate<F2>                      5.9%        5.0%        5.3%        5.7%        5.6%        5.7%

SHORT-TERM DEBT:
  Fixed rate ($US)
    Principal amount                 $ 161                                                                  $  161       $  161
    Average interest rate              6.1%                                                                    6.1%
  Variable rate ($US)
    Principal amount                 $ 562                                                                  $  562       $  565
    Average interest rate<F2>          6.2%                                                                   6.2%
----------------------------------------------------------------------------------------------------------------------------------

<F1> Includes $1.0 billion of commercial paper that is assumed to be renewed through 2001, when the company's $1.0 billion credit facility expires.
<F2> Average variable rates are based on 1999 year-end variable rates. Actual rates in future years may be higher or lower.

Significant currency exchange rate risk sensitive instruments as of Dec. 31, 1999 (dollars in millions):

                                                                 AVERAGE
                                                 NOTIONAL       EXCHANGE           FAIR
EXPECTED MATURITY 2000                             AMOUNT       RATE<F1>          VALUE
----------------------------------------------------------------------------------------------------------------------------------

FORWARD CONTRACTS:
Sale of British pound                                $382          0.609           $375
Sale of Canadian dollar                                41          1.467             41
Sale of Australian dollar                              48          1.566             48
Sale of South African rand                             32          6.135             32
Sale of Mexican peso                                   14          9.561             14
Sale of Polish zloty                                   47          4.210             47
Sale of Czech crown                                    29         35.471             29
Sale of Philippine peso                                10         40.460             10
Sale of Hungarian forint                                8        249.100              8
Sale of Indonesian rupiah                              24       8057.988             27
Sale of European Euro                                 113          0.948            109
Purchase of Japanese yen                               78        104.083             80
----------------------------------------------------------------------------------------------------------------------------------

<F1> Average contract exchange rates are stated in currency units per U.S. dollar.

     As of Dec. 31, 1999, Monsanto had purchased currency option contracts to sell $72 million of various currencies which had a fair value of approximately $1 million.

Significant commodity price risk sensitive instruments as of Dec. 31, 1999:

----------------------------------------------------------------------------------------------------------------------------------
                                                          EXPECTED
                                                          MATURITY              FAIR
                                                              2000             VALUE
----------------------------------------------------------------------------------------------------------------------------------
PURCHASED CORN FUTURES CONTRACTS:
  Contract volumes (million bushels)                         13.6
  Weighted average price (per bushel)                      $  2.05
  Contract amount ($US in millions)                        $ 28                 $ 28

PURCHASED SOYBEAN FUTURES CONTRACTS:
  Contract volumes (million bushels)                         15.9
  Weighted average price (per bushel)                      $  4.89
  Contract amount ($US in millions)                        $ 78                 $ 75

SOLD LEAN HOGS FUTURES CONTRACTS:
  Contract volumes (million hundred weight)                   0.2
  Weighted average price (per hundred weight)              $ 54.40
  Contract amount ($US in millions)                        $ (9)                $ (9)
----------------------------------------------------------------------------------------------------------------------------------
Contract amounts are used to calculate the contractual payments and quantity of the commodity to be exchanged.

------------------------------------------------------------------------
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
========================================================================

     Under the Private Securities Litigation Reform Act of 1995, companies are provided with a "safe harbor" for making forward-looking statements about the potential risks and rewards of their strategies. Monsanto believes it is in the best interest of its shareowners to use these provisions in discussing future events. Forward-looking statements include Monsanto's plans for growth; the potential for the development, regulatory approval, and public acceptance of new products; and other factors that could affect Monsanto's future operations or financial position. Such statements often include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions.

     Monsanto's ability to achieve its goals depends on many known and unknown risks and uncertainties, including changes in general economic and business conditions. These factors could cause the anticipated performance and results of the company to differ materially from those described or implied in forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below.

FACTORS AFFECTING THE AGRICULTURAL PRODUCTS SEGMENT

Roundup(R) Generic Competition: The family of Roundup(R) herbicides is a major product line for Monsanto's Agricultural Products segment. These herbicides are likely to face increasing competition from generic products. Patents protecting Roundup(R) in several countries expired in 1991. Compound per se patent protection for the active ingredient in Roundup(R) herbicide expires in the United States in Sept. 2000. Monsanto believes that it can compensate for increased generic competition both within and outside the United States and continue to increase revenues and profits from Roundup(R) through a combination of (1) marketing strategy, (2) pricing strategy, and (3) decreased production costs.

Marketing Strategy: Monsanto expects to increase Roundup(R) sales by focusing on brand premiums, providing unique formulations and services, offering integrated seed and biotech solutions through cross selling and the growth and introduction of Roundup Ready(R) crops, and continuing to encourage the practice of conservation tillage. In addition, Monsanto will continue to seek to enter into strategic agreements to supply glyphosate to other herbicide producers. The success of the company's Roundup(R) marketing strategy will depend on the continued expansion of conservation tillage practices and the company's ability to realize and promote cost and production benefits of its product packages, introduce new Roundup Ready(R) crops and economically produce glyphosate in sufficient quantities to allow it to market to such producers.

Pricing Strategy: Monsanto has significantly reduced the sales price of Roundup(R) in the United States. This price elasticity strategy is designed to increase demand for Roundup(R) in the United States by making Roundup(R) more economical, encouraging both new uses of the product and expansion of the number of acres treated. Monsanto's experience in numerous markets worldwide, and to date in the United States, has been that price reductions have stimulated volume growth. However, such volume increases also may have been influenced by a variety of other factors, such as weather; the increased use of conservation tillage practices;
development of other new markets or applications for Roundup(R); launch of new products including Roundup Ready(R) crops; competitive products and practices; and an increase in agricultural acres planted. Conditions, and therefore volume trends experienced to date by Monsanto, may or may not continue.

Production Cost Decreases: Monsanto also believes that increased volumes and technological innovations will lead to efficiencies that will reduce the production cost of glyphosate. Such cost reductions will depend on realizing such increased volumes and innovations, and securing the resources required to expand production of Roundup(R).

Realization and Introduction of New Biotech Products: The company's ability to develop and introduce to market new agricultural biotech products, including new Roundup Ready(R) crops, will be dependent, among other things, upon the availability of sufficient financial resources to fund research and development needs, demonstrated product effectiveness, the company's ability to develop, purchase or license required technology, the existence of sufficient distribution channels and the acceptance and competition factors discussed below.

Governmental and Consumer Acceptance: The commercial success of agricultural and food products developed through biotechnology will depend in part on government and public acceptance of their cultivation, distribution and consumption. Monsanto continues to work with consumers, customers and regulatory bodies to encourage understanding of nutritional and agricultural biotechnology products. Biotechnology has enjoyed and continues to enjoy substantial support from the scientific community, regulatory agencies and many governmental officials around the world (including in the United States). However, public attitudes may be influenced by claims that genetically modified plant products are unsafe for consumption or pose unknown risks to the environment or to traditional social or economic practices. For instance, consumer groups have brought lawsuits in various countries seeking to halt industry activities with respect to products developed through biotechnology. Securing governmental approvals for, and consumer confidence in, such products poses numerous challenges, particularly outside the United States. Some countries also have labeling requirements. In some markets, because these crops are not yet approved for import, growers in other countries may be restricted from introducing or selling their grain. In these cases, the grower may have to arrange to sell the grain only in the domestic market or to use the grain for feed on his or her farm. The market success of Monsanto's products developed through biotechnology could be delayed or impaired in certain geographical areas because of such factors.

Technological Change and Competition: A number of companies are engaged in plant biotechnology research. Technological advances by others could render Monsanto's products less competitive. In addition, the ability to be first to market a new product can result in a significant competitive advantage. Monsanto believes that competition will intensify, not only from agricultural biotechnology firms but from major agrichemical, seed and food companies with biotechnology laboratories. Some of Monsanto's agricultural competitors have substantially greater financial, technical and marketing resources than Monsanto does.

Successful Integration of Recent Transactions: Monsanto has made significant acquisitions, mergers and joint ventures involving seed, agricultural biotechnology and grain processing companies. These transactions are designed to strengthen Monsanto's capability to bring important new life sciences products to customers worldwide, and to contribute to the company's long-term growth. It is anticipated that the acquisitions of DEKALB Genetics Corporation, Plant Breeding International Cambridge Limited, and certain international seed operations of Cargill, Incorporated, will significantly dilute Monsanto's financial results for the next several years. Long term, Monsanto must integrate these companies into its business to realize projected synergy's and to provide the distribution channels necessary to quickly and efficiently launch new products. It must also fit such acquisitions, mergers and joint ventures into its growth strategy to generate sufficient value to justify their cost. Mergers, acquisitions, and joint ventures also present other challenges, including geographical coordination, personnel integration, and the reconciliation of corporate cultures. This integration could cause a temporary interruption of or loss of momentum in Monsanto's business and the loss of key personnel from the acquired company. There can be no assurance that the diversion of management's attention to such matters or the delays or difficulties encountered in connection with integrating these operations will not have an adverse effect on Monsanto's business, results of operations, or financial condition.

Planting Decisions and Weather: The company's agricultural products business is highly seasonal. It is subject to weather conditions and natural disasters that affect commodity prices, seed yields, and decisions by growers regarding purchases of seed and herbicides. As they have for all of 1999, crop commodity prices continue to be at historically low levels. There can be no assurance that this trend will not continue. These lower commodity prices affect growers' decisions about the types and amounts of crops to plant and may negatively influence sales of Monsanto's herbicide and seed products.

FACTORS AFFECTING THE PHARMACEUTICALS SEGMENT

Ability to Realize Potential of Existing Pipeline Products:
Pharmaceutical R&D is subject to inherent uncertainty, difficulties and delays. These include, but are not limited to, successful completion of clinical trials and the ability to obtain regulatory approval for the compounds worldwide. Failure to receive government approvals as anticipated could preclude or substantially delay commercialization of products in the company's R&D programs.

Development and Commercialization of New Products and Expansion of Existing Product Uses: The Pharmaceuticals Segment's long-term success will depend in great part on its ability to commercialize new products (including second generation products) and to expand the use of its existing products by developing new indications for such products. Such efforts require substantial funding of R&D and, in the case of new products, launch expenses. If Monsanto is unable to earn or borrow sufficient resources to fund such expenses, its ability to develop new products and expand uses of existing products will suffer. Further, the outcome of R&D is inherently difficult to predict. Anticipated results may never materialize, or they may not be promising enough. Even when new pharmaceutical products are marketed, there can be no guarantees of their commercial success. Consumer demand and competitive factors, including the availability and price of treatment alternatives, influence sales. In addition, timing is crucial. The results of R&D of new pharmaceutical products are difficult to forecast, and new products must be carefully deployed, with resources sufficient to realize the full value of the products.

Product Liability and Consumer Acceptance: The sale of pharmaceutical products always involves a risk of product liability claims and associated adverse publicity. Substantial damage awards for injuries allegedly caused by the use of pharmaceuticals have been made against certain companies in past years. In addition, unexpected safety or efficacy concerns can arise with respect to marketed products. Whether or not they are scientifically justified, such concerns could lead to product recalls, withdrawals, or declining sales.

Competition: Pharmaceutical research is intense and highly competitive. It is characterized by rapid technological change. Depending on the product involved, competition may be encountered in price, delivery, service, performance, innovation, brand recognition and quality. Many of Monsanto's pharmaceutical competitors have greater research, financial, marketing and other resources than Monsanto does. Some of Monsanto's trademarked pharmaceutical products also face increasing pressures from producers of lower-priced generic products and from new products entering the marketplace. Finally, as the company introduces new products intended for use in the treatment of the same conditions as existing Monsanto products, sales of such existing products may suffer.

Pricing: Managed care groups, health care organizations and government agencies worldwide actively seek discounts and lower prices on pharmaceutical products. Monsanto's challenge is to provide overall economic benefits to health care providers and negotiate prices for specific products that will allow it to profit at acceptable levels.


FACTORS AFFECTING ALL SEGMENTS

Financial Requirements: New technological innovations generally require a significant investment for R&D and product launch. Lack of funds for investment in these areas could hinder the company's ability to make technological innovations and to introduce and distribute new products. Monsanto expects to generate the required capital by increasing the revenues of its core businesses, by seeking sufficient outside financing and by containing costs. The company's ability to do so will depend upon a variety of specific factors listed elsewhere in this report and upon capital market conditions generally.

Intellectual Property:   Monsanto has devoted significant resources to
obtaining and maintaining patent protection worldwide for its products. It seeks to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. Monsanto's patents and trademarks are of material importance in the operation of its business. Intellectual property positions are becoming increasingly important within the agricultural biotechnology and pharmaceutical industries, as products developed through biotechnology become a larger part of the product landscape.

Monsanto generally relies upon patent and trademark laws worldwide to establish and maintain its proprietary rights in its technology and products. There is some uncertainty about the value of available patent protection in certain countries outside the United States. Moreover, the patent positions of biotechnology and pharmaceutical companies involve complex legal and factual questions. Rapid technological advances and the number of companies performing such research can create an uncertain environment. Patent applications in the United States are kept secret: outside the United States, patent applications are published 18 months after filing. Accordingly, competitors may be issued patents from time to time without any prior warning to the company. That could decrease the value of similar technologies under development at Monsanto. Because of this rapid pace of change, some of the company's products may unknowingly rely on key technologies developed by others. If that occurs, the company must obtain licenses to such technologies in order to continue to use them.

Certain of Monsanto's germplasm and other genetic material, patents, and licenses are currently the subject of litigation and additional future litigation is anticipated. Although the outcome of such litigation cannot be predicted with certainty, Monsanto will continue to defend and litigate its positions vigorously. The company believes it has meritorious defenses and claims in the pending suits.

Markets Outside the United States: Sales outside the United States made up approximately 38 percent of the company's 1999 revenues and Monsanto intends to continue to actively explore international sales opportunities. Challenges the company may face in international markets include changes in foreign currency exchange rates, changes in a specific country's or region's political or economic conditions, trade protection measures, import or export licensing requirements, and unexpected changes in regulatory requirements. In particular, the decline in certain Latin American economies may, if not reversed, adversely affect future income. Also, future sales may decrease because the decline in such economies could cause customers to purchase fewer goods in general, and also because imported Monsanto products could become more expensive for customers to purchase in their local currency.

Joint Ventures and Alliances: The company plans to continue to frequently explore the potential benefits of possible strategic alliances and joint ventures. Such arrangements can help speed the development and commercialization of new products or assist in product distribution and marketing. However, despite its efforts, the company may be unable to reach agreement with third parties with whom it desires to enter into a joint venture or other alliance.

Divestitures: In 1999, Monsanto announced its intention to sell several non-strategic business, including many of the businesses comprising the Nutrition & Consumer Sector. Since that announcement, Monsanto has sold several of these businesses and has reached agreements to sell others. Monsanto's success in selling the remaining businesses included in its divestiture plan will depend on its ability to negotiate acceptable sales prices for such businesses which in turn is largely dependent on the long-term prospects and strategic value of the businesses and the availability of buyers with sufficient financial resources.

================================================================================================================================
STATEMENT OF CONSOLIDATED INCOME (LOSS)
================================================================================================================================
                                                                                                   Year Ended Dec. 31,
(Dollars in millions, except per share amounts)                                             1999           1998           1997
--------------------------------------------------------------------------------------------------------------------------------
NET SALES                                                                                 $9,146         $7,237         $6,058
Costs, expenses and other:
Cost of goods sold                                                                         3,272          2,912          2,382
Selling, general and administrative expenses                                               2,984          2,129          1,745
Technological expenses                                                                     1,373          1,308          1,049
Acquired in-process research and development                                                                402            633
Amortization and adjustment of intangible assets                                             374            286            121
Restructuring and other special items                                                        (15)           153
Interest expense                                                                             345            210            135
Interest income                                                                              (45)           (47)           (45)
Other expense (income) - net                                                                 107            (31)           (89)
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES                                 751            (85)           127
Income taxes (benefits)                                                                      248             46            (22)
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS                                                  $  503         $ (131)        $  149
--------------------------------------------------------------------------------------------------------------------------------

Income (Loss) from Discontinued Operations, Net of income
               taxes (benefits) of $30, ($39) and $185, respectively                          57           (119)           321

Gain on Sale of Discontinued Operations, Net of
               taxes of $28 million                                                           35
--------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                               $  595         $ (250)        $  470

Cumulative Effect of a Change in Accounting Principle, Net of a
                tax benefit of $12 million                                                   (20)

================================================================================================================================

NET INCOME (LOSS)                                                                         $  575         $ (250)        $  470
================================================================================================================================

BASIC EARNINGS (LOSS) PER SHARE:
  Continuing operations                                                                   $ 0.79         $(0.22)        $ 0.26
  Discontinued operations                                                                   0.09          (0.19)          0.54
  Gain on sale of discontinued operations                                                   0.06
  Cumulative effect of accounting change                                                   (0.03)
--------------------------------------------------------------------------------------------------------------------------------

Net Income (Loss)                                                                         $ 0.91         $(0.41)        $ 0.80
================================================================================================================================

DILUTED EARNINGS (LOSS) PER SHARE:
  Continuing operations                                                                   $ 0.77         $(0.22)        $ 0.24
  Discontinued operations                                                                   0.09          (0.19)          0.53
  Gain on sale of discontinued operations                                                   0.05
  Cumulative effect of accounting change                                                   (0.03)
--------------------------------------------------------------------------------------------------------------------------------

Net Income (Loss)                                                                         $ 0.88         $(0.41)        $ 0.77
================================================================================================================================
The above statement should be read in conjunction with Notes to Financial Statements.

================================================================================================================================
STATEMENT OF CONSOLIDATED FINANCIAL POSITION
================================================================================================================================
(Dollars in millions, except per share amounts)
ASSETS                                                                                                     1999           1998
--------------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS:
Cash and cash equivalents                                                                               $   284        $    89
Trade receivables, net of allowances of $167 in 1999 and $87 in 1998                                      2,618          2,119
Miscellaneous receivables, prepaid expenses and other                                                       711            777
Deferred income tax asset                                                                                   446            488
Inventories                                                                                               1,728          1,722
--------------------------------------------------------------------------------------------------------------------------------
  TOTAL CURRENT ASSETS                                                                                    5,787          5,195
--------------------------------------------------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT:
Land                                                                                                        121            135
Buildings                                                                                                 1,196          1,133
Machinery and equipment                                                                                   3,415          3,175
Construction in progress                                                                                  1,022            742
--------------------------------------------------------------------------------------------------------------------------------
Total property, plant and equipment                                                                       5,754          5,185
Less accumulated depreciation                                                                             2,434          2,320
--------------------------------------------------------------------------------------------------------------------------------
  NET PROPERTY, PLANT AND EQUIPMENT                                                                       3,320          2,865
--------------------------------------------------------------------------------------------------------------------------------
Goodwill, net of accumulated amortization of $257 in 1999 and $125 in 1998                                3,776          4,496
Other intangible assets, net of accumulated amortization of $368 in 1999 and $269 in 1998                   894            785
Other Assets                                                                                              1,201          1,120
Net Assets of Discontinued Operations                                                                     1,557          1,924
--------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                            $16,535        $16,385
================================================================================================================================
LIABILITIES AND SHAREOWNERS' EQUITY
--------------------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES:
Short-term debt                                                                                         $   780        $ 1,069
Accounts payable                                                                                        $   874        $   823
Accrued marketing programs                                                                                  487            334
Compensation and benefits                                                                                   394            436
Restructuring reserves                                                                                       52            222
Miscellaneous accruals                                                                                    1,163            896
--------------------------------------------------------------------------------------------------------------------------------
  TOTAL CURRENT LIABILITIES                                                                               3,750          3,780
--------------------------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT                                                                                            5,903          6,259
POSTRETIREMENT LIABILITIES                                                                                  962            848
OTHER LIABILITIES                                                                                           571            512
SHAREOWNERS' EQUITY:
Common stock (authorized: 1,000,000,000 shares, par value $2)
  Issued: 846,927,220 shares in 1999 and 1998                                                             1,694          1,694
  Additional contributed capital                                                                          1,504          1,389
  Treasury stock, at cost (210,694,577 shares in 1999 and 217,632,240 shares in 1998)                    (2,430)        (2,508)
Reinvested earnings                                                                                       5,150          4,652
Reserve for ESOP debt retirement<F1>                                                                        (82)          (106)
Accumulated other comprehensive loss                                                                       (487)          (135)
--------------------------------------------------------------------------------------------------------------------------------
  TOTAL SHAREOWNERS' EQUITY                                                                               5,349          4,986
================================================================================================================================
 Total Liabilities and Shareowners' Equity                                                              $16,535        $16,385
--------------------------------------------------------------------------------------------------------------------------------

<F1> ESOP stands for Employee Stock Ownership Plan.

The above statement should be read in conjunction with Notes to Financial Statements.

================================================================================================================================
STATEMENT OF CONSOLIDATED CASH FLOW
================================================================================================================================
                                                                                                    Year Ended Dec. 31,
(Dollars in millions)                                                                       1999           1998           1997
--------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
OPERATING ACTIVITIES:
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before income taxes                                 751            (85)           127
Adjustments to reconcile to Cash Provided by Continuing Operations:
     Income tax (payments) refunds                                                           (84)            44           (134)
Items that did not use (provide) cash:
     Depreciation and amortization                                                           730            518            378
     Acquired in-process research and development expenses                                                  402            633
     Restructuring and other unusual items                                                    57            340
     Other                                                                                    92             49            (27)
Working capital changes that provided (used) cash:
     Accounts receivable                                                                    (497)          (700)          (230)
     Inventories                                                                             (36)          (223)          (120)
     Accounts payable and accrued liabilities                                                114           (280)          (238)
     Receivables from licensing arrangements                                                (109)           180           (232)
     Other                                                                                   (22)           (55)           (73)
Other items                                                                                 (105)            44            (83)
--------------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY CONTINUING OPERATIONS                                                       891            234              1
CASH PROVIDED BY DISCONTINUED OPERATIONS                                                     171            198            215
--------------------------------------------------------------------------------------------------------------------------------
TOTAL CASH PROVIDED BY OPERATIONS                                                          1,062            432            216
--------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
Property, plant and equipment purchases                                                     (976)          (859)          (583)
Seed company acquisitions and investments                                                    (86)        (4,061)        (1,325)
Other acquisitions and investments                                                           (35)          (231)          (358)
Investment and property disposal proceeds                                                    472            199             88
Discontinued operations                                                                      288           (143)          (365)
--------------------------------------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES                                                           (337)        (5,095)        (2,543)
--------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
Net change in short-term financing                                                          (289)          (282)         2,372
Long-term debt proceeds                                                                       24          3,878            208
Long-term debt reductions                                                                   (380)           (85)          (142)
Common stock issuance                                                                                       944
Dividend payments                                                                            (77)           (73)          (294)
Common stock issued under employee stock plans                                                78             62             91
Cash transferred to Solutia Inc.                                                                                           (75)
Other financing activities                                                                   114            174            135
--------------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                             (530)         4,618          2,295
--------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                             195            (45)           (32)
CASH AND CASH EQUIVALENTS:
  Beginning of year                                                                           89            134            166
--------------------------------------------------------------------------------------------------------------------------------
  End of Year                                                                             $  284        $    89        $   134
================================================================================================================================
The effect of exchange rate changes on cash and cash equivalents was not material.
Cash payments for interest (net of amounts capitalized) were $328 million in 1999,
$331 million in 1998, and $210 million in 1997.

The above statement should be read in conjunction with Notes to Financial Statements.

================================================================================================================================
STATEMENT OF CONSOLIDATED SHAREOWNERS' EQUITY
================================================================================================================================
(Dollars in millions)
                                                                                                   Year Ended Dec. 31,
                                                                                            1999           1998           1997
--------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK:
Balance, Jan. 1                                                                          $ 1,694        $ 1,644        $ 1,644
Issuance of shares (24,956,250 shares in 1998)                                                               50
--------------------------------------------------------------------------------------------------------------------------------
Balance, Dec. 31                                                                         $ 1,694        $ 1,694        $ 1,644
--------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL CONTRIBUTED CAPITAL:
Balance, Jan. 1                                                                          $ 1,389        $   321        $    65
Employee stock plans and ESOP<F1>                                                            119            174            135
Issuance of shares                                                                            (4)           894
Spinoff of chemical businesses                                                                                             121
--------------------------------------------------------------------------------------------------------------------------------
Balance, Dec. 31                                                                         $ 1,504        $ 1,389        $   321
--------------------------------------------------------------------------------------------------------------------------------
TREASURY STOCK:
Balance, Jan. 1                                                                          $(2,508)       $(2,570)       $(2,661)
Net shares issued under employee stock plans (6,937,663 in 1999;
9,054,062 shares in 1998; and 10,908,529 shares in 1997)                                      78             62             91
--------------------------------------------------------------------------------------------------------------------------------
Balance, Dec. 31                                                                         $(2,430)       $(2,508)       $(2,570)
--------------------------------------------------------------------------------------------------------------------------------
REINVESTED EARNINGS:
Balance, Jan. 1                                                                          $ 4,652        $ 4,973        $ 4,795
Net income (loss)                                                                            575           (250)           470
Dividends (net of ESOP<F1> tax benefits)                                                     (77)           (71)          (292)
--------------------------------------------------------------------------------------------------------------------------------
Balance, Dec. 31                                                                         $ 5,150        $ 4,652        $ 4,973
--------------------------------------------------------------------------------------------------------------------------------
RESERVE FOR ESOP DEBT RETIREMENT:
Balance, Jan. 1                                                                          $  (106)       $  (123)       $  (174)
Allocation of ESOP<F1> shares                                                                 24             17             20
Spinoff of chemical businesses                                                                                              31
--------------------------------------------------------------------------------------------------------------------------------
Balance, Dec. 31                                                                         $   (82)       $  (106)       $  (123)
--------------------------------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS):
--------------------------------------------------------------------------------------------------------------------------------
ACCUMULATED CURRENCY ADJUSTMENT:
Balance, Jan. 1                                                                          $  (116)       $  (128)       $    10
Translation adjustments                                                                     (350)            12           (127)
Spinoff of chemical businesses                                                                                             (11)
--------------------------------------------------------------------------------------------------------------------------------
Balance, Dec. 31                                                                         $  (466)       $  (116)       $  (128)
--------------------------------------------------------------------------------------------------------------------------------
UNREALIZED NET GAINS (LOSSES) ON INVESTMENTS:
Balance, Jan. 1                                                                          $    14        $     3        $    11
Unrealized gains (losses) on investments                                                      (5)            11             (8)
--------------------------------------------------------------------------------------------------------------------------------
Balance, Dec. 31                                                                         $     9        $    14        $     3
--------------------------------------------------------------------------------------------------------------------------------
MINIMUM PENSION LIABILITY:
Balance, Jan. 1                                                                          $   (33)       $   (16)       $
Additional minimum pension liability adjustment                                                3            (17)           (16)
--------------------------------------------------------------------------------------------------------------------------------
Balance, Dec. 31                                                                         $   (30)       $   (33)       $   (16)
--------------------------------------------------------------------------------------------------------------------------------
TOTAL ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS):
Balance, Dec. 31                                                                         $  (487)       $  (135)       $  (141)
--------------------------------------------------------------------------------------------------------------------------------

<F1>ESOP stands for Employee Stock Ownership Plan

The above statement should be read in conjunction with Notes to Financial Statements.

                                27

================================================================================================================================
STATEMENT OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)
================================================================================================================================
                                                                                                    Year Ended Dec. 31,
(Dollars in millions)                                                                       1999           1998           1997
--------------------------------------------------------------------------------------------------------------------------------

NET INCOME (LOSS)                                                                          $ 575          $(250)         $ 470
--------------------------------------------------------------------------------------------------------------------------------
Other Comprehensive Loss:
   Foreign currency translation adjustments                                                 (350)            12           (138)
   Unrealized net holding gains (losses) on investments:
   Unrealized net holding gains (losses) arising during
       period, before tax                                                                     (4)            (1)           (12)
   Related income tax (expense) benefit                                                       (1)             2              4
   Reclassification adjustments for losses included in net income                                            16
   Related income tax (expense) benefit                                                                      (6)
   Additional minimum pension liability adjustment, before tax                                 4            (24)           (27)
       Related income tax (expense) benefit                                                   (1)             7             11
--------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER COMPREHENSIVE INCOME (LOSS)                                                     (352)             6           (162)
--------------------------------------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME (LOSS)                                                                $ 223          $(244)         $ 308
================================================================================================================================
The above statement should be read in conjunction with Notes to Financial Statements.



================================================================================================================================
KEY FINANCIAL MEASURES (UNAUDITED)                                                          1999           1998           1997
================================================================================================================================
CURRENT RATIO (Current assets divided by current liabilities)                               1.54           1.37

TRADE RECEIVABLES -- DAYS SALES OUTSTANDING                                                   98            111
(Fourth-quarter trade receivables divided by fourth-quarter
net sales times 30 days)

INVENTORY TURNOVER RATIO (Cost of goods sold divided by inventory)                          1.89           1.69

INTEREST COVERAGE<F1>                                                                       2.87            .60
(Income from continuing operations before interest expense
and income taxes divided by total interest cost)

CASH PROVIDED BY CONTINUING OPERATIONS/TOTAL DEBT                                             13%             4%

TOTAL DEBT/TOTAL CAPITALIZATION<F2>                                                           56%            60%

AS A PERCENT OF NET SALES:
Selling, General and Administrative Expenses                                                  33%            29%            29%
Technological Expenses                                                                        15             18             17
Research and Development Expenses<F3>                                                         14             17             16
Income from Continuing Operations<F4>                                                          5                             2

================================================================================================================================

<F1>  If the effects of non-recurring expenses associated with a failed merger between Monsanto and D&PL, accelerated seed integration costs, gain on divestiture of Stoneville, and reversal of restructuring liabilities established in 1998 were excluded in 1999, the interest coverage ratio would have been 3.0.  If the effects of the restructuring, in-process R&D write-offs and other unusual items were excluded in 1998, the interest coverage ratio would have been 4.0.
<F2>  Total capitalization is the sum of short-term debt, long-term debt and shareowners' equity.
<F3>  Research and development expenses are included in total technological expenses.
<F4>  This financial statistic is not meaningful for 1998 because Monsanto reported a loss from continuing operations.

=========================================================================
NOTES TO FINANCIAL STATEMENTS
=========================================================================

The following notes relate to the continuing operations of Monsanto, unless otherwise indicated.


NOTE 1:  SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation

          The consolidated financial statements are presented on the basis of accounting principles that are generally accepted in the United States of America. All professional accounting standards that are effective as of Dec. 31, 1999, have been taken into consideration in preparing the financial statements.

     Basis of Consolidation

          The consolidated financial statements pertain to the company and its majority-owned subsidiaries. Intercompany transactions have been eliminated in consolidation. Other companies in which Monsanto has a significant ownership interest (generally greater than 20 percent) are included in "Investments in Affiliates" in the Statement of Consolidated Financial Position. Monsanto's share of these companies' net earnings or losses is included in "Other expense (income) - net" in the Statement of Consolidated Income (Loss).

     Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and that affect revenues and expenses during the period reported. Estimates are adjusted to reflect actual experience when necessary. Significant estimates are used to account for restructuring reserves, self-insurance reserves, employee benefit plans, asset impairments, in-process R&D, business acquisitions, and contingencies. Actual results could differ from those estimates.

     Revenue Recognition

          Revenues are recognized when title to finished goods inventories is transferred and goods are delivered to customers. Where the right of return exists, sales revenues are reduced at the time of sale to reflect expected returns. In addition, charges for uncollectable receivables, approximately $90 million in 1999, are made when uncollectability is considered probable. These are estimated based on historical experience. License revenues and revenues from the sale of product rights are recognized when the rights have been contractually conferred to the licensee or purchaser. Additional conditions for recognition of revenue are that the collection of sales proceeds is reasonably assured and that Monsanto has no further performance obligations under the sale or license agreement.

     Technological Expenses

          Technological expenses consist of research and development, engineering, commercial development, and patent management costs. Research and development costs are expensed as incurred. Engineering costs for capital projects are expensed until the costs contribute directly to the final design and installation of the asset, at which time subsequent costs incurred are capitalized. Commercial development and patent management costs are also expensed as incurred.

     Currency Translation

          The financial statements for most of Monsanto's entities outside the United States are translated into U.S. dollars at current exchange rates. Unrealized currency translation adjustments in the Statement of Consolidated Financial Position are accumulated in shareowners' equity as a component of Accumulated Other Comprehensive Loss. The financial statements of ex-U.S. entities that operate in highly inflationary economies are translated at either current or historical exchange rates, as appropriate. These currency adjustments are included in net income. Gains and losses on contracts that are designated and effective as hedges are deferred and are included in the recorded value of the transaction being hedged. Gains and losses on other currency forward and option contracts are included in net income immediately.

     Goodwill and Intangible Assets

          Goodwill, the excess of cost over the fair value of net
assets acquired, is being amortized using the straight-line method over various periods not exceeding 40 years. Monsanto periodically reviews goodwill to evaluate whether changes have occurred that would suggest that goodwill may be impaired based on the estimated undiscounted cash flows of the assets acquired over the remaining amortization period. If this review indicates that the remaining estimated useful life of goodwill requires revision or that the goodwill is not recoverable, the carrying amount of the goodwill is reduced by the estimated shortfall of
cash flows on a discounted basis.   Trademarks are assessed for
impairment periodically using undiscounted cash flows over the remaining useful life of the trademark. If this review indicates that the remaining estimated useful life of the trademark requires revision, the carrying amount of the trademark is reduced by the estimated shortfall of cash flows on a discounted basis. Patents obtained in a business acquisition are recorded at the present value of estimated future cash flows resulting from patent ownership. The cost of patents is amortized over their legal lives. Intangible assets are recorded at cost less accumulated amortization. The cost of other intangible assets (principally seed germplasm) is amortized over their estimated useful lives.

     Property, Plant and Equipment

          Property, plant and equipment is recorded at cost. The cost of plant and equipment is depreciated over weighted average periods of 18 years for buildings and 10 years for machinery and equipment, by the straight-line method for financial reporting purposes. Impairment tests of long-lived assets are made when conditions indicate a possible loss. Such impairment tests are based on a comparison of undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset value is written down to its fair market value or using an appropriate discount rate, if fair market value is not readily determinable.

     Investments

          The company has investments in securities that are
classified in the Statement of Consolidated Financial Position as either short-term (with maturities of less than one year) or long-term (with
maturities beyond one year).   The company also has investments in
equity securities, all of which are classified as non-current other assets. Investments are further categorized as being held for sale or held to maturity. Those investments classified as available-for-sale securities are recorded at their market values. When a decline in market value is deemed other than temporary, the reduction to the investment in a security is charged to expense. When a change in market value for these securities is deemed temporary, the resulting adjustment net of deferred tax is reported as a component of other comprehensive income. Investments categorized as held to maturity are carried at amortized cost, without recognition of gains or losses that are deemed to be temporary, because the company has the intent and resources to hold these investments until maturity.

     Inventory

          Inventories are stated at the lower of cost or market.
Actual cost is used to value raw materials and supplies. Standard cost, which approximates actual cost, is used to value finished goods and goods in process. Standard cost includes direct labor and raw materials, and manufacturing overhead based on practical capacity. The cost of certain inventories (32 percent as of Dec. 31, 1999) is determined by using the last-in, first-out (LIFO) method, which generally reflects the effects of inflation or deflation on cost of goods sold sooner than other inventory cost methods do. The cost of other inventories generally is determined by the first-in, first-out
(FIFO) method.  Inventories at FIFO approximate current cost.

     Income Taxes

          Monsanto applies an asset and liability approach to accounting for income taxes. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities generally using statutory tax rates. Income taxes and remittance taxes are-not recorded on undistributed earnings of subsidiaries, either because any taxes on dividends would be offset substantially by foreign tax credits or because Monsanto intends to reinvest those earnings indefinitely.

     Environmental Remediation Liabilities

          Monsanto follows SOP 96-1, "Environmental Remediation Liabilities," which provides guidance for recognizing, measuring and disclosing environmental remediation liabilities. The company accrues for these costs in which responsibility is established and when costs are probable and reasonably estimable based on current law and existing technology. Postclosure and remediation costs for hazardous and other waste facilities at operating locations are accrued over the estimated life of the facility as part of its anticipated closure cost.

     Employee Stock Options

          As permitted by Statement of Financial Accounting Standard
(FAS) No. 123, "Accounting for Stock-Based Compensation," the company has elected to continue following the guidance of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," for measurement and recognition of stock-based transactions with employees.

     Reclassifications

          As a result of discussions with the staff of the United
States Securities and Exchange Commission (SEC) and clarification of its interpretation regarding the classification of certain transactions, Monsanto agreed to reclassify certain revenues in the Statement of Consolidated Income (Loss). As a result, the company has reclassified revenues associated with the sales of pharmaceutical product rights from net sales to other expense (income) - net for all periods presented. The effect of this reclassification was to reduce net sales and increase other income included in other expense (income) - net by ($124) million
and ($120) million in 1998 and 1997, respectively.   In 1999, $50
million of sales of pharmaceutical product rights were included in other expense (income) - net. This reclassification had no effect on net income.


NOTE 2:  NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 requires all derivatives to be recognized as assets or liabilities on the balance sheet and measured at fair value. Changes in the fair value of derivatives should be recognized in either Net Income or Other Comprehensive Income, depending on the designated purpose of the derivative. This statement is effective for Monsanto on Jan. 1, 2001. Monsanto is assessing its position and has not yet determined the effect this statement will have on its consolidated financial position or results of operations.
     In December 1999, the SEC issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" (SAB 101) which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC. SAB 101 allows companies to report any changes in revenue recognition related to adopting its provisions as an accounting change at the time of implementation in accordance with APB Opinion No. 20, "Accounting Changes." Monsanto recorded a cumulative effect of a change in accounting principle, effective Jan. 1, 1999, for revenue recognized in 1998 related to the sale of marketing rights to The Scotts Company. The effect on earnings in 1999 was an aftertax loss of $20 million, net of taxes of $12 million. The pretax amount of $32 million will be amortized to income over twenty years. If Monsanto had recorded the sales of marketing rights as deferred revenues in 1998, net income (loss) would have been $595 million in 1999 and ($270) million in 1998.

NOTE 3:  GEOGRAPHIC DATA


                                                                          NET SALES TO
                                                                     UNAFFILIATED CUSTOMERS                   TOTAL ASSETS
                                                                  (Excluding Inter-area Sales)
--------------------------------------------------------------------------------------------------------------------------------
                                                              1999           1998           1997           1999           1998
--------------------------------------------------------------------------------------------------------------------------------
United States                                               $5,635         $4,020         $3,352        $ 8,773        $ 8,780
Europe - Africa                                              1,365          1,371          1,185          2,231          2,437
Latin America                                                1,152            993            685          3,115          2,534
Asia - Pacific                                                 601            556            589            608            520
Canada                                                         393            297            247            251            190
--------------------------------------------------------------------------------------------------------------------------------
TOTAL FROM CONTINUING
   OPERATIONS                                               $9,146         $7,237         $6,058        $14,978        $14,461
--------------------------------------------------------------------------------------------------------------------------------
Discontinued Operations<F1>                                                                               1,557          1,924
--------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                       $9,146         $7,237         $6,058        $16,535        $16,385
================================================================================================================================

<F1> Net sales from discontinued operations are not included in this presentation.  See Notes to Financial Statements, Note 20 -
     Discontinued Operations for further details.

     The data above are prepared on an "entity basis," which means that net sales, operating income and assets of each legal entity are assigned to the geographic area where that legal entity is located. For example, a sale from the United States to Latin America is reported as a U.S. export sale. Direct export sales from the United States to third-party customers outside the United States were $72 million for 1999, $150 million for 1998, and $129 million for 1997. In 1999 and 1998, respectively, net assets of discontinued operations include net effect of current liabilities of $213 million and $272 million and noncurrent liabilities of $15 million and $67 million.


NOTE 4:  CURRENCY TRANSLATION

     Currencies in which Monsanto has significant exposures are the Euro (which, as of Jan. 1, 1999, replaced the Belgian franc, German mark, Italian lira, and eight other European currencies), Brazilian real, Argentine peso, and the U.K. pound sterling. Other currency exposures include the Japanese yen, and the Canadian dollar. Currency restrictions are not expected to have a significant effect on Monsanto's cash flow, liquidity, or capital resources.
     Currency option contracts are purchased to manage currency exposure for anticipated transactions (for example, expected export sales in the following year denominated in foreign currencies).
Currency option and forward contracts are used to manage other currency exposures, primarily for receivables and payables denominated in currencies other than the entities' functional currencies. This hedging activity is intended to protect the company from adverse fluctuations in foreign currencies compared with the entities' functional currencies.
     As of Dec. 31, 1999, Monsanto had currency forward contracts to purchase $78 million and to sell $748 million, and purchased currency option contracts to sell $72 million, of various foreign currencies. Gains and losses on contracts that are designated and effective as hedges are deferred and are included in the recorded value of the transaction being hedged. Monsanto is subject to loss if the counterparties to these contracts do not perform. Net deferred hedging losses as of Dec. 31, 1999, were not material.
     Monsanto designated Ecuador, Turkey, Russia, Romania, and
Venezuela as hyperinflationary countries as of Jan. 1, 1999. Monsanto designated the Brazilian economy as non-hyperinflationary as of Jan. 1, 1998, and established the Brazilian real as the functional currency. In January, 1999, Brazil floated its currency - the real - in response to worsening economic conditions. The value of the real fell by approximately 40% after the float with a net immaterial impact on Monsanto's 1999 results because of favorable hedge positions.
Throughout the remainder of the year, the real stabilized and ended the year approximately 7% higher than its level immediately after the float. The real has recovered due to the improving economic situation in Brazil and due to the economic austerity plan implemented as a response to the currency crisis.


NOTE 5:  PRINCIPAL MERGERS, ACQUISITIONS, AND DIVESTITURES

     On Dec. 19, 1999, Monsanto announced that it had entered into a definitive agreement with Pharmacia & Upjohn Inc. (PNU) to combine the two companies in a merger-of-equals transaction. As the transaction is currently structured, Monsanto will change its name to Pharmacia Corporation (Pharmacia) and holders of PNU common stock will receive 1.19 shares of Pharmacia common stock for each share of PNU common stock held on the date the transaction is consummated.
Each Monsanto share outstanding prior to the transaction will represent one share of Pharmacia common stock. In conjunction with the creation of the newly combined enterprise, it was announced that up to 19.9 percent of the agricultural products business is expected to be offered in an initial public offering (IPO) as soon as practical following the closing of the merger. The agricultural products business will become a separate legal entity, with a separate board of directors and its own publicly-traded securities upon completion of the intended IPO. The transaction is subject to approval by both companies' shareowners, normal governmental reviews and other customary conditions. The merger is intended to qualify as a tax-free reorganization and to be accounted for as a pooling of interests. Completion of the proposed merger is expected to occur during the first half of 2000. Monsanto announced on Feb. 22, 2000 that a special meeting of shareholders will be held on March 23, 2000 to consider and vote upon the proposed merger. In the unlikely event that the merger agreement is terminated under specified circumstances, a party may be required to pay termination fees of $575 million to the other party. In connection with the merger agreement, Monsanto and PNU entered into reciprocal stock option agreements which become exercisable under circumstances in which a $575 million termination fee is payable. The stock option agreements limit the amount of profit either party is permitted to receive as a result of both the receipt of a termination fee and the exercise of the option to $635 million in total.
     In connection with the merger and intended IPO, Monsanto adopted
Staff Accounting Bulletin 51, "Accounting for Sale of Stock by a Subsidiary" (SAB 51) which provides guidance related to gain recognition upon public sale of shares of a subsidiary. SAB 51 allows for the recording of gains from the sale of newly issued shares of a subsidiary directly to shareholder's equity.
     On July 1, 1999, Monsanto announced its intention to sell the artificial sweetener and biogum businesses. In addition, Monsanto has transferred the remaining Roundup(R) lawn-and-garden and nutrition research operations of the former Nutrition and Consumer Products segment to the Agricultural Products and Corporate and Other segments, respectively.
In 1998, the company committed to a plan to sell the alginates and Ortho lawn-and-garden products businesses. In September 1997, the company spun off its chemical businesses to shareowners by distributing shares of a newly formed company called Solutia Inc. The financial results of these businesses have been reclassified as discontinued operations and, for all periods presented, the consolidated financial statements and notes have been reclassified to conform to this presentation. Previously reported amounts have also been reclassified to make them consistent with the current presentation. See Notes to Financial Statements, Note
24 - Discontinued Operations for further details. In 1999, Monsanto completed the sale of Stoneville Pedigreed Seed Company (Stoneville). Proceeds were $92 million, resulting in a pretax gain of $35 million. Proceeds from the sale were used to reduce debt. In April 1999, Monsanto completed the sale of NSC Technologies Company to Great Lakes Chemical Corporation for proceeds of $125 million. Proceeds from the sale were primarily used to reduce debt and resulted in a pretax gain of approximately $40 million. In December 1999, Monsanto withdrew its filing for U.S. antitrust clearance of its proposed merger with Delta and Pine Land Company (D&PL) in light of the U.S. Department of Justice's unwillingness to approve the transaction on commercially reasonable terms. On Jan. 3, 2000, Monsanto paid D&PL $80 million in cash, equal to the amount of a termination fee set forth in the merger agreement, plus reimbursement of $1 million in expenses. In addition, Monsanto recognized $4 million of related expenses in 1999 in connection with the failed merger with D&PL, resulting in a total charge of $85 million.
     In 1998, the company made strategic acquisitions of several seed companies. In July 1998, Monsanto acquired Plant Breeding International Cambridge (PBIC) for approximately $525 million. In October 1998,
Monsanto announced the acquisition of certain international seed operations of Cargill Inc. in Asia, Africa, Central and South America, and Europe, excluding certain operations in the United Kingdom, for approximately $1.4 billion. In December 1998, Monsanto completed its acquisition of DEKALB for approximately $2.3 billion. Monsanto recorded the following pretax charges in 1998 for the write-off of acquired in-process research and development (R&D) related to these acquisitions: approximately $60 million for PBIC, approximately $150 million for DEKALB Genetics Corporation (DEKALB) and approximately $190 million for certain Cargill Inc. seed operations. Management believes that the technological feasibility of the acquired in-process R&D has not been established and that it has no alternative future uses. Accordingly, the amounts allocated to in-process R&D are required to be expensed immediately under generally accepted accounting principles.

     Monsanto accounted for the 1998 acquisitions as purchases. On October 20, 1999, Monsanto and Cargill reached an agreement that resolves outstanding issues related to Monsanto's purchase of certain international seed operations of Cargill. Under terms of the agreement, Cargill made a cash payment of $335 million to Monsanto for the lost use of certain germplasm and damages caused by the delay in integrating certain international seed operations and legal expenses. Additionally, Monsanto and Pioneer Hi-Bred International, Inc. (Pioneer) announced a resolution of the litigation between them stemming from Monsanto's purchase of Cargill's international seed operations. Under terms of this agreement, Monsanto was required to destroy genetic material derived from Pioneer's seed lines and pay damages of $42 million to Pioneer. As a result, the purchase price for certain international seed operations of Cargill was reduced by $265 million. Monsanto's final purchase price allocations for the principal acquisitions made during 1998 are to goodwill, $2,868 million; germplasm and core technology, $323 million; trademarks, $222 million; in-process research and development, $402 million; exit costs and employee termination liabilities, ($64) million; inventories and other individually insignificant tangible assets and liabilities, $212 million. The final purchase price allocations were based on final valuation studies. The net balance ($28 million) of the Cargill and Pioneer settlements was recorded in the 1999 Statement of Consolidated Income (Loss) as reimbursement of incremental cost incurred.
     At the time of and in connection with the 1998 seed company acquisitions, Monsanto established a plan to integrate the acquired businesses. Monsanto is in the process of closing, or rationalizing, (consolidating, shutting down or moving facilities to achieve more efficient operations) certain assets or facilities and eliminating approximately 1,400 jobs, primarily in manufacturing and administrative functions, as part of this integration plan. Approximately 300 of these positions were related to Monsanto's existing seed operations and were therefore included in the Dec. 1998 restructuring plan. The costs related to the 1,000 of the positions and the other actions, were originally estimated to be $78 million, and were recognized as liabilities in 1998. As of December 31, 1999, over 900 positions have been eliminated at a cost of approximately $50 million. The remaining 200 positions (including an estimated 100 additional positions identified in 1999) are expected to be eliminated by the third quarter of 2000 at a cost of $14 million which will complete the original plan. In addition, the original liability established in 1998 was reduced by $14 million as a result of lower actual severance costs and attrition resulting in an adjustments and was recorded as an adjustment to the final purchase price allocations to goodwill.
     The in-process R&D charges for the 1998 and 1997 seed company acquisitions cover numerous seed breeding projects, no single one of which was significant, as is typical in the seed industry. These projects consist of conventional breeding programs for corn, wheat and other hybrids; conventional breeding for soybean varieties; and the development of transgenic crops. Successful commercialization of products developed through these projects is expected to occur five to nine years after program initiation. The in-process projects were at various stages of completion at the dates of acquisition. Revenues from the in-process R&D projects related to the 1997 acquisitions began in 1998. Revenues from the in-process R&D projects related to the 1998 acquisitions began in 1999. On average, a new seed technology is in the research process or developmental stage for eight years before it is launched in a commercial product. Additionally, based on historical experience, Monsanto assumed that one eighth of the products in the 'in-process pipeline' would be released or launched each year for the next eight years. From this information, a weighted-average percent complete was computed. The present value of future cash flows was then multiplied by the estimated percentage complete as of the valuation date to determine the value of the acquired in-process R&D. The in-process R&D projects were valued using a discounted cash flow method with risk-adjusted discount rates generally ranging from 12 percent to 20 percent, which took into account the stage of completion and the appropriate development cycle of each in-process R&D category.

NOTE 6:  RESTRUCTURING AND UNUSUAL ITEMS

     In 1999, the company recorded a consolidated net aftertax charge of $75 million associated with restructuring and other non-recurring items. A net aftertax charge of $57 million, or $0.09 per share, from continuing operations resulted from the failed merger between Monsanto and D&PL, combined with costs associated with the accelerated integration of agricultural chemical and seed operations. These charges were net of the reversal of restructuring liabilities established in 1998 and the gain on the divestiture of Stoneville. The company recorded a net aftertax gain of $2 million from discontinued operations for the reversal of restructuring reserves related to the alginates business which were partially offset by the loss on disposal of the alginates business. Additionally, Monsanto recognized a loss of $20 million for the cumulative effect of a change in accounting principle, effective Jan. 1, 1999. The 1999 net unusual charges were recorded in the Statement of Consolidated Income (Loss) in the following categories:

--------------------------------------------------------------------------------------------------------------------
                                                                             Unusual  Restructuring          Total
                                                                             Charges      Reversals
--------------------------------------------------------------------------------------------------------------------

Cost of goods sold                                                              $ 20                          $ 20
Amortization / adjustment of intangible assets                                     8                             8
Restructuring and special items                                                   39           $(54)           (15)
Other expense (income) - net                                                      51                            51
                                                                                ----           ----           ----
(Income) loss from continuing
   operations before tax                                                         118            (54)            64
Income taxes (benefit)                                                           (26)            19             (7)
                                                                                ----           ----           ----
(INCOME) LOSS FROM CONTINUING OPERATIONS                                          92            (35)            57
Income from Discontinued Operations,
   Net of tax of $15                                                                            (27)           (27)
Loss on sale of discontinued
   operations, net of tax of $13                                                  25                            25
 Cumulative effect of accounting change                                           20                            20
--------------------------------------------------------------------------------------------------------------------
 NET (INCOME) LOSS                                                              $137           $(62)          $ 75
====================================================================================================================

     During 1999, Monsanto recorded in "Other expense (income) - net" a one-time pretax charge of $85 million equal to the amount of a termination fee and other expenses associated with the failed merger between Monsanto and D&PL. Monsanto also recorded a pretax charge of $67 million from continuing operations, principally associated with the company's continued focus on improving operating efficiency through accelerated integration of the agricultural chemical and seed operations. The charge of $67 million was comprised of facility shut-down charges of $39 million, workforce reduction costs of $18 million, and asset impairments of $10 million, and was recorded in the Statement of Consolidated Income (Loss) as cost of goods sold of $20 million, amortization of intangible assets of $8 million and restructuring expense of $39 million. The affected employees are entitled to receive severance benefits pursuant to established severance policies or by governmentally mandated labor regulations.
     The facility shut-down charges included $14 million for contractual research and other commitments, $9 million for intangible assets, $8 million for inventories, $6 million for leasehold termination costs, and $2 million for property, plant and equipment write-offs. These actions resulted in cash payments of $2 million for contractual obligations, asset write-offs of $19 million, and reclassifications of $18 million of commitments to other liabilities.
     The workforce reduction charge included involuntary employee separation costs for 360 employees worldwide and included charges of $14 million for positions in administration, and $4 million for positions in research and development. As of Dec. 31, 1999, 150 of the planned employee eliminations were completed; 80 of these employees received cash severance payments totaling $6 million during 1999 and 70 employees elected deferred payments of $4 million which were paid in Jan. 2000.
At Dec. 31, 1999, these deferred payments were classified in the Statement of Consolidated Financial Position as other liabilities. The remaining balance for employee severance related to the approximately 210 positions was $8 million at Dec. 31, 1999. The company expects these employee reductions to be completed by June 2000. Cash payments to complete the remaining accelerated integration actions will be funded from operations and are not expected to significantly impact Monsanto's liquidity.
     Offsetting the unusual item charges from continuing operations in 1999 was a pretax gain of $54 million from the reversal of restructuring liabilities established in 1998. The restructuring liability reversals were required as a result of lower actual severance and facility shut-down costs than originally estimated. In addition, the Company recognized a pretax gain of $35 million for the divestiture of Stoneville and miscellaneous other expense of $1 million which was recorded in "Other expense (income) - net".
     In Oct. 1999, the company completed the sale of the alginates business for proceeds of $40 million, which resulted in an after tax loss of $25 million from the sale of discontinued operations. Offsetting this loss on disposition were reversals of restructuring liabilities established in 1998 of $27 million aftertax which were no longer required as a result of the sale of the alginates business on terms more favorable than originally anticipated.
     In 1998, the company recorded net restructuring and other unusual charges of $340 million ($239 million aftertax) as part of the company's overall strategy to reduce costs and continue the commitment to its core businesses. The 1998 net restructuring and unusual charges were taken in the second and fourth quarters of 1998 and were recorded in the Statement of Consolidated Income (Loss) in the following categories:

================================================================================================================================
                                                         WORKFORCE       FACILITY          ASSET
                                                        REDUCTIONS       CLOSURES    IMPAIRMENTS          OTHER          TOTAL
--------------------------------------------------------------------------------------------------------------------------------
Cost of goods sold                                            $  6            $ 8           $ 84                          $ 98

Amortization and adjustment of
intangible assets                                                               3             63                            66

Restructuring and
other special items                                            103             64                          $(14)           153

Other expense (income) - net                                                                  43            (20)            23
--------------------------------------------------------------------------------------------------------------------------------

TOTAL                                                         $109            $75           $190           $(34)          $340
--------------------------------------------------------------------------------------------------------------------------------

     In December 1998, the board of directors approved a plan to close certain facilities, reduce the current workforce and exit nonstrategic businesses. The activities Monsanto planned to exit in connection with this plan principally comprised a tomato business, and a business involved in the operation of membership-based health and wellness centers. This plan also contemplated exiting several small, embryonic business activities, none of which had a significant effect on the restructuring reserve. The company recorded pretax restructuring charges and other unusual items of $327 million ($226 million aftertax) to cover the costs associated with these actions in 1998. The charges reflected the elimination of approximately 1,400 jobs, primarily in manufacturing and administrative functions. Included in these actions were approximately 190 positions that had been part of a restructuring plan approved in 1996. The affected employees are entitled to receive severance benefits pursuant to established severance policies or by governmentally mandated labor regulations. The charges also reflect pretax amounts for asset impairments, primarily for property, plant and equipment; intangible assets; and certain investments, totaling $130 million. The asset impairments were recorded primarily because of the company's decision to sell certain nonstrategic businesses. As a result, the net assets of these businesses were classified as assets held for sale and were carried at their net realizable value, estimated to be approximately $36 million ($33 million in the Agricultural Products segment, and $3 million in the Corporate and Other segment) at Dec. 31, 1998. These businesses were sold during 1999. The effect of net income and the aftertax effect of suspending depreciation on assets held for sale was not material in 1999, 1998 or 1997.
     Other impairment charges totaling $40 million were recorded in Dec. 1998 because of management's decision to exit certain long-term investments. Fair values of the impaired assets and the businesses held for sale were recorded at their current market values or on estimated sale proceeds, based on either discounted cash flows or sales contracts. The December 1998 restructuring amounts also included pretax charges of $99 million for the shutdown or other rationalization of certain production and administrative facilities. Rationalization entails the consolidation, shutdown or movement of facilities to achieve more efficient operations. Approximately 80 facilities, located primarily in the United States, Europe and Latin America, were affected by these actions. Charges for these shutdowns included $21 million for property, plant and equipment, $15 million for intangible assets, $26 million for miscellaneous investments, and $6 million for inventories. Leasehold termination costs of $13 million and various facility closure costs of $18 million, principally for facilities shutdown costs, equipment dismantling and contract cancellation payments, were also included in the shutdown charges. The closure or rationalization of these facilities was completed by Dec. 31, 1999. As of Dec. 31, 1999, cash payments of $81 million were made to eliminate approximately 1,100 positions and deferred employee severance payment of $9 million were incurred and expected to be paid in Jan. 2000. In addition, $20 million in facility shut-down costs were incurred in connection with the Dec. 1998 restructuring plan.
     As of Dec. 31, 1999, the remaining reserve balance for employee severance related to the approximately 175 positions was $31 million, and $4 million for contractual obligations. The company expects these employee reduction obligations to be completed by

June 2000. An additional 125 positions originally contemplated in the plan were eliminated through attrition. Cash payments to complete the 1998 plan will be funded from operations and are not expected to significantly impact Monsanto's liquidity.
     In May 1998, the company's board of directors approved a plan to exit Monsanto's optical products business, which included the Orcolite and Diamonex optical products business and the Diamonex performance products business (both reported in the Corporate and Other segment), and recorded net pretax charges of $48 million ($34 million aftertax). Monsanto recognized a $20 million pretax gain on the sale of the Orcolite business and recorded pretax charges of $68 million for the rationalization of the Diamonex business, primarily for severance costs and the write-off of manufacturing facilities and intangible assets. In connection with this rationalization, certain Diamonex product lines were sold, and others were shut down. In connection with the shutdown of the Diamonex business approximately 200 jobs, primarily in manufacturing and administrative functions, were eliminated at a total cost of $6 million. These actions, including workforce reductions and payment of severance, were complete by Dec. 31, 1999. The sale of the remaining assets, which were classified as assets held for sale as of Dec. 31, 1998 and carried at their net realizable value of $7 million, was completed during 1999. Fair values of the impaired assets and the businesses held for sale were recorded at their current market values, based on estimated cash flows, appraisals or sales contracts. Net income generated by the optical products businesses in 1998 and 1997 totaled $2 million, and $5 million, respectively. Also during the second quarter of 1998, Monsanto recognized a pretax gain of $35 million ($21 million aftertax) primarily related to the reversal of a restructuring reserve based on a decision not to rationalize a European pharmaceutical production facility. There were approximately 70 jobs scheduled to be eliminated as part of this rationalization plan. The decision was driven by changes in the business and regulatory environment, and successes in the R&D pipeline. The net result of the actions was a pretax charge of $13 million (also, $13 million aftertax) in the second quarter of 1998, recorded in the Statement of Consolidated Income (Loss) in the following categories:

================================================================================================================================
                                                         WORKFORCE       FACILITY       ASSET
                                                        REDUCTIONS       CLOSURES    IMPAIRMENTS          OTHER          TOTAL

--------------------------------------------------------------------------------------------------------------------------------
Cost of goods sold                                              $6           $  2            $36                          $ 44


Amortization and adjustment
of intangible assets                                                                          24                            24


Restructuring and
other special items                                                           (26)                           (9)           (35)

Other expense (income) - net                                                                                (20)           (20)
--------------------------------------------------------------------------------------------------------------------------------

TOTAL INCREASE IN LOSS FROM
OPERATIONS BEFORE INCOME
TAXES                                                           $6           $(24)           $60           $(29)          $ 13
================================================================================================================================

     Activity related to the accelerated integration action, 1998 and 1996 restructuring plan and special charges balances were as follows:

==================================================================================================================================
RESTRUCTURING & UNUSUAL CHARGES:                         WORKFORCE       FACILITY       ASSET
                                                        REDUCTIONS       CLOSURES    IMPAIRMENTS          OTHER       TOTAL
----------------------------------------------------------------------------------------------------------------------------------
JAN. 1, 1997 RESERVE BALANCE                                  $224           $ 41                                     $ 265
 Costs charged against reserves                                (76)           (39)                                     (115)

DEC. 31, 1997 RESERVE BALANCE                                  148              2                                       150
Reversal of reserves related to 1996
plan:                                                          (48)                                                     (48) <Fa>
Costs charged against reserves                                 (21)            (2)                                      (23)
1998 Restructuring & Unusual Charges:<Fb>
     May 1998                                                    6              2           $ 60                         68  <Fc>
     Dec. 1998                                                 103             99            130             28         360  <Fc>
Reclassification of reserves to other
balance sheet accounts:
      Property                                                                (21)           (73)                       (94)
      Investments                                                                            (40)                       (40)
      Intangible assets                                                       (14)           (66)                       (80)
      Inventory                                                                (6)           (15)                       (21)
      Receivables                                                             (26)                                      (26)
      Other Assets                                                                             4            (28)        (24)

DEC. 31, 1998 RESERVE BALANCE                                  188             34                                       222

Addition for accelerated integration
costs                                                           18             39             10                         67
Costs charged against reserves:
        1998 Plan                                              (81)           (20)                                     (101)
        Accelerated integration                                 (6)            (2)                                       (8)
Reversal of reserves related to 1998
plan:                                                          (44)           (10)                                      (54) <Fd>
Reclassification of reserves to other
balance sheet accounts:
        1998 Plan - other liabilities                          (23)                                                     (23)
        Accelerated integration
           Property                                                            (2)           (10)                       (12)
           Inventories                                                         (8)                                       (8)
           Intangible assets                                                   (9)                                       (9)
           Other liabilities                                    (4)           (18)                                      (22)
----------------------------------------------------------------------------------------------------------------------------------
DEC. 31, 1999 RESERVE BALANCE                                 $ 48           $  4           $  -           $  -       $  52
==================================================================================================================================

<Fa> In 1998, $33 million of restructuring reserves were reversed due to a reduction of approximately 120 job eliminations and $15 million because of a decision not to rationalize a European pharmaceutical production facility both of which had been part of the 1996 restructuring plan.
<Fb> Approximately $85 million of workforce reduction costs originally accrued as part of the 1996 plan were delayed, principally as a result of the failed merger with American Home Products.  Monsanto remained committed to accomplishing these workforce reductions and transferred the remaining accrual to the 1998 plan.
<Fc> Total 1998 restructuring plan of $428 million was partially offset by $68 million from reversal of prior year restructuring reserves no longer needed and $20 million gain from the sale of Orcolite business, resulting in a net charge to earnings of
     $340 million.
<Fd> Restructuring liability reversals were required in 1999 as a result of lower actual severance and facility shut-down costs than originally estimated.

     As part of restructuring actions approved prior to 1998, Monsanto reorganized U.S. staff operations, closed approximately 20 production, administrative and research facilities and made final payments to complete contractual commitments as part of a U. S. production facility shutdown. These actions eliminated approximately 1,020 positions.


NOTE 7:  DEPRECIATION AND AMORTIZATION

--------------------------------------------------------------------
                                1999           1998           1997
--------------------------------------------------------------------
Depreciation                    $321           $269           $242
Amortization of
  intangible assets              366            220            121
Obsolescence                      43             29             15
--------------------------------------------------------------------
 Total                          $730           $518           $378
====================================================================

     Total amortization of intangible assets reflected in the Statement of Consolidated Income (Loss) includes $8 million of charges for asset impairments in 1999 and $66 million of charges for asset impairments in 1998.


NOTE 8:  INVESTMENTS

As of Dec. 31, the company had investments in securities as follows:

--------------------------------------------------------------------
                                               1999           1998
--------------------------------------------------------------------
Aggregate fair value                            $56            $75
Gross unrealized holding:
  Gains                                          27             36
  Losses                                          7             14
--------------------------------------------------------------------

     Debt securities held are recorded at amortized cost, because the company has the ability and intent to hold these securities to their maturity date. These securities mature in less than five years. As of Dec. 31, 1999 and 1998, the total amortized cost of these securities was $40 million and $90 million, respectively.


NOTE 9:  INVENTORIES

Inventories at FIFO approximate current cost. The components of inventories were:

--------------------------------------------------------------------
                                               1999           1998
--------------------------------------------------------------------
Finished goods                               $  807         $1,064
Goods in process                                467            469
Raw materials and supplies                      477            224
--------------------------------------------------------------------
Inventories, at FIFO cost                     1,751          1,757
Excess of FIFO over LIFO cost                   (23)           (35)
--------------------------------------------------------------------
TOTAL                                        $1,728         $1,722
====================================================================

     Commodity futures and options contracts are used to hedge the price volatility of certain commodities, primarily soybeans and corn. This hedging activity is intended to manage the price paid to production growers for corn and soybean seeds. Gains and losses on contracts that are designated and effective as hedges are deferred in inventory and are included in cost of goods sold when the underlying seeds are sold. As of Dec. 31, 1999, Monsanto had futures contracts to purchase $106 million of corn and soybeans. The excess of FIFO over LIFO cost decreased $12 million due to reduced inventory levels and lower average cost of inventory which favorably affected 1999 net income by $7 million.

NOTE 10:  INCOME TAXES

The components of income (loss) from continuing operations before income taxes were:

-----------------------------------------------------------------------------------
                                               1999           1998           1997
-----------------------------------------------------------------------------------
United States                                  $711          $  51           $(91)
Outside United States                            40           (136)           218
-----------------------------------------------------------------------------------
TOTAL                                          $751          $ (85)          $127
===================================================================================

     The components of income tax expense (benefit) charged to operations were:

-----------------------------------------------------------------------------------
                                               1999           1998           1997
-----------------------------------------------------------------------------------
Current:
  U.S. federal                                 $111          $ 290          $  84
  U.S. state                                     11             22             13
  Outside United States                          46            (10)            59
-----------------------------------------------------------------------------------
                                                168            302            156
-----------------------------------------------------------------------------------
Deferred:
  U.S. federal                                   96           (245)          (165)
  U.S. state                                     14             (4)           (14)
  Outside United States                         (30)            (7)             1
-----------------------------------------------------------------------------------
                                                 80           (256)          (178)
-----------------------------------------------------------------------------------
TOTAL                                          $248          $  46          $ (22)
===================================================================================

     Factors causing Monsanto's effective tax rate to differ from the U.S. federal statutory rate were:

-----------------------------------------------------------------------------------
                                               1999           1998           1997
-----------------------------------------------------------------------------------
U.S. federal statutory rate                    $263           $(30)          $ 45
U.S. export earnings                            (22)           (25)           (22)
Puerto Rican operations                         (19)           (16)           (14)
U.S. R&D tax credit                             (39)           (34)           (23)
Higher (lower) ex-U.S. rates                      5             31             (6)
Nondeductible goodwill                           50             30              6
Other nondeductible expenses                      9              4              4
Valuation allowances                                                          (15)
Acquired in-process R&D                                         71              7
Equity loss (income)                                             9             (3)
Other                                             1              6             (1)
-----------------------------------------------------------------------------------
INCOME TAXES                                   $248           $ 46           $(22)
===================================================================================

Deferred income tax balances were related to:

--------------------------------------------------------------------------------------
                                                                 1999           1998
--------------------------------------------------------------------------------------
Pension postretirement and other employee benefits             $  314            267
Restructuring liability                                            31            186
Inventory                                                         141             85
Net operating tax loss and tax credit carryforwards               407            282
Intangibles                                                       120            180
Valuation Allowance                                               (71)           (13)
Other                                                             245            179
--------------------------------------------------------------------------------------
TOTAL DEFERRED TAX ASSETS                                      $1,187         $1,166
--------------------------------------------------------------------------------------

Property                                                          341            213
Other                                                             106            139
--------------------------------------------------------------------------------------
TOTAL DEFERRED TAX LIABILITIES                                    447            352
--------------------------------------------------------------------------------------
NET DEFERRED TAX ASSETS                                        $  740         $  814
======================================================================================

     The increase in the valuation allowance in 1999 was primarily related to the establishment of a valuation allowance in Brazil. Monsanto's management concluded that it was more likely than not that the company would not be able to recognize a portion of deferred tax assets in Brazil due to the weakening of the Brazilian economy against the U.S. dollar. This valuation allowance had no effect on the 1999 effective tax rate because it was recorded in other comprehensive income
(loss) as an accumulated currency adjustment. As of December 31, 1999, Monsanto had available approximately $164 million in net operating loss carryforwards in the United States. These expire from 2000 through 2012. As of December 31, 1999, Monsanto also had available approximately $430 million in net operating loss carryforwards outside the United States, which do not expire.
     Income taxes and remittance taxes have not been recorded on $1.8 billion in undistributed earnings of subsidiaries, either because any taxes on dividends would be offset substantially by foreign tax credits or because Monsanto intends to reinvest those earnings indefinitely. It is not practical to estimate the income tax liability that might be incurred if such earnings were remitted to the United States.


NOTE 11:  SHORT-TERM DEBT AND CREDIT ARRANGEMENTS

Short-term debt was:

-----------------------------------------------------------------------
                                                  1999           1998
-----------------------------------------------------------------------
Notes payable to banks                            $ 42         $  328
Commercial paper                                   455            541
Bank overdrafts                                     57            134
Current portion of long-term debt                  226             66
-----------------------------------------------------------------------
Total                                             $780         $1,069
=======================================================================

Weighted average interest rates of
  notes payable as of Dec. 31:
    Banks<F1>                                      9.7%           9.5%
    Commercial paper                               6.0%           5.3%
-----------------------------------------------------------------------

<F1>  Includes the effect of notes in certain countries which have interest rates which are higher than those in the United States.

     Monsanto had aggregate short-term loan facilities of $191 million, under which loans totaling $42 million were outstanding as of Dec. 31, 1999. Interest on these loans is related to various bank rates. Monsanto has a $1.0 billion credit facility, expiring in 2001, which allows the company to request that lenders increase their commitments up to an aggregate of $1.6 billion. In August 1999, Monsanto entered into a $1.5 billion, 364-day credit facility. There were no borrowings under these credit facilities as of Dec. 31, 1999. These facilities are used to support the issuance of commercial paper. Interest on amounts borrowed under these agreements is expected to be at money market rates. Covenants under these credit facilities restrict maximum borrowings.
The company does not anticipate that future borrowings will be limited by the terms of these agreements.

NOTE 12:  LONG-TERM DEBT

Long-term debt (exclusive of current maturities) was:

-----------------------------------------------------------------------
                                                  1999           1998
-----------------------------------------------------------------------
Industrial revenue bond obligations,
  5.7% average rate at Dec. 31, 1999,
  due 2001 to 2028                              $  324         $  337
Medium-term notes, 7.0% average rate
  at Dec. 31, 1999, due 2001 to 2018               165            165
Commercial paper                                 1,000          1,000
6% notes due 2000                                                 150
8.13% amortizing ESOP<F1>
  debentures due
  2006, guaranteed by the company                   80             91
5 3/8% notes due 2001                              500            498
Adjustable conversion-rate equity
   security units due 2003                         700            700
Variable - rate notes due 2003                     480            575
5.75% notes due 2005                               599            596
5 7/8% notes due 2008                              199            199
8 7/8% debentures due 2009                          99             99
5.6% yen note due 2016                              99             86
6.5% debentures due 2018                           498            496
8.7% debentures due 2021                           100            100
8.2% debentures due 2025                           150            150
6.75% debentures due 2027                          199            198
6.6% debentures due 2028                           697            694
Other                                               14            125
-----------------------------------------------------------------------
TOTAL                                           $5,903         $6,259
=======================================================================

<F1> ESOP stands for employee stock ownership plan.

     Maturities and sinking-fund requirements on long-term debt, excluding commercial paper, are $226 million in 2000, $603 million in 2001, $127 million in 2002, $1,073 million in 2003, and $33 million in 2004. The weighted average maturity of long-term debt as of Dec. 31, 1999, was approximately 10 years. Commercial paper balances of $1.0 billion as of Dec. 31, 1999 and 1998 were classified as long-term debt. Monsanto has the ability and intent to renew these obligations beyond 2000.
     In November 1998, the company issued 17,500,000 units of 6.50 percent Adjustable Conversion-rate Equity Security (ACES) units at a stated value of $40 per unit, for an aggregate initial offering price of $700 million. Each unit consists of a purchase contract for the company's common stock and a junior subordinated deferrable debenture. Under the purchase contracts, in Nov. 2001, the unit holders will purchase for $40 not more than one share and not less than 0.8197 of one share of the company's common stock per unit, depending on the average trading price of the common stock during a specified period in Nov. 2001. In addition, the company pays quarterly deferrable contract fees to the unit holders at 0.55 percent of the stated amount. The junior subordinated deferrable debentures have a principal amount equal to the stated amount of the units, an interest rate of 5.95 percent, and mature in 2003 subject to a call option granted to a third party.
     Interest-rate swap agreements are used to reduce interest rate risks and to manage interest expense. By entering into these agreements, the company changes the fixed/variable interest-rate mix of its debt portfolio. As of Dec. 31, 1999, Monsanto was party to interest-rate swap agreements with an aggregate notional principal amount of $90 million related to existing debt. The agreements effectively convert floating-rate debt into fixed-rate debt, and the agreements end in 2000. This reduces the company's risk of incurring higher interest costs in periods of rising interest rates. Monsanto is subject to loss if the counterparties to these agreements do not perform. Interest differentials to be paid or received because of swap agreements are reflected as an adjustment to interest expense over the related debt period.

NOTE 13:  FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of Monsanto's financial instruments were:

------------------------------------------------------------------------------------------
                                          1999                          1998
------------------------------------------------------------------------------------------
                               Recorded           Fair       Recorded           Fair
                                 Amount          Value         Amount          Value
------------------------------------------------------------------------------------------
Long-term debt                   $5,903         $5,606         $6,259         $6,579
------------------------------------------------------------------------------------------

     The recorded amounts of cash and cash equivalents, trade receivables, investments in securities, miscellaneous discounted receivables, third-party guarantees, commodity futures contracts, currency forward contracts and swaps, accounts payable, interest-rate swaps, and short-term debt approximate their fair values.
     Fair values are estimated by the use of quoted market prices, estimates obtained from brokers, and other appropriate valuation techniques based on information available as of Dec. 31, 1999. The fair-value estimates do not necessarily reflect the values Monsanto could realize in the current market.


NOTE 14:  POSTRETIREMENT BENEFITS - PENSIONS

Most Monsanto employees are covered by noncontributory pension plans. The components of pension cost were:

------------------------------------------------------------------------------------------
                                                  1999<F1>       1998<F1>       1997<F1>
------------------------------------------------------------------------------------------
Service cost for benefits
  earned during the year                         $  65          $  58          $  61
Interest cost on
  benefit obligation                               171            170            148
Assumed return on
  plan assets                                     (200)          (156)          (167)
Amortization of unrecog-
  nized net loss                                    49             22             13
------------------------------------------------------------------------------------------
TOTAL                                            $  85          $  94          $  55
==========================================================================================

<F1> In connection with the classification of the former Nutrition and
     Consumer Products segment as discontinued operations (see Notes to Financial Statements, Discontinued Operations disclosure for further details), no pension liabilities or related assets were allocated or assumed by the discontinued businesses for its active employees or for certain former employees. Monsanto has retained the pension liability and related assets for the employees of the former Nutrition and Consumer Products segment now classified as discontinued operations in the consolidated financial statements because it is uncertain, at this time, whether the pension liabilities and related assets will be assumed by the buyers of these businesses. In connection with the spinoff of the company's chemical businesses as Solutia Inc., Solutia assumed the pension liabilities and received related assets for its active employees and for certain former employees of the chemical businesses.

     Pension benefits are based on an employee's years of service and/or compensation level. Pension plans are funded in accordance with the company's long-range projections of the plans' financial conditions. These projections take into account benefits earned and expected to be earned, anticipated returns on pension plan assets, and income tax and other regulations.

Pension costs were determined through the use of the preceding year-end rate assumptions. Assumptions used as of Dec. 31 for the principal plans were:

-----------------------------------------------------------------------------
                                          1999           1998           1997
-----------------------------------------------------------------------------
Discount rate                            7.75%          6.75%          7.00%
Assumed long-term rate of
  return on plan assets                  9.50%          9.50%          9.50%
Annual rates of salary
  increase (for plans that
  base benefits on final
  compensation level)                    4.50%          4.00%          4.00%
-----------------------------------------------------------------------------

The funded status of Monsanto's pension plans at year-end was:

-----------------------------------------------------------------------------
                                                        1999           1998
-----------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year               $2,655         $2,483
Service cost                                              65             58
Interest cost                                            171            170
Plan participants' contributions                           1              1
Amendments                                                 6             10
Actuarial (gain)/loss                                   (143)           146
Acquisitions/divestitures                                                 9
Settlements                                               15
Benefits paid                                           (248)          (222)
-----------------------------------------------------------------------------
Benefit obligation at end of year                     $2,522         $2,655
-----------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year         2,146          2,029
Actual return on plan assets                             411            310
Employer contribution                                     24             17
Plan participants' contributions                           3              3
Acquisitions/divestitures                                                 9
Settlements                                               (4)
Fair value of benefits paid                             (248)          (222)
-----------------------------------------------------------------------------
Plan assets at end of year                            $2,332         $2,146
-----------------------------------------------------------------------------

Unfunded status                                          190            509
Unrecognized initial net gain                              9             15
Unrecognized prior service cost                          (82)           (94)
Unrecognized subsequent gain (loss)                      371            (22)
-----------------------------------------------------------------------------
Accrued net pension liability                         $  488         $  408
=============================================================================

Amounts recognized in the Statement of Consolidated Financial Position were:

-----------------------------------------------------------------------------
                                                        1999           1998
-----------------------------------------------------------------------------
Postretirement liabilities                              $515           $433
Additional minimum Pension Liability                      53             61
Other assets                                             (27)           (25)
Intangible asset                                          (5)           (10)
Accumulated other comprehensive income                   (48)           (51)
-----------------------------------------------------------------------------
Accrued net pension liability                           $488           $408
-----------------------------------------------------------------------------

     The projected benefit obligation, the accumulated benefit obligation (ABO) and fair value of plan assets for pension plans with ABOs in excess of plan assets were $319 million, $315 million and zero, respectively, as of Dec. 31, 1999; and $2.1 billion, $2.0 billion, and $2.0 billion, respectively, as of Dec. 31, 1998. Plan assets consist principally of common stocks and U.S. government and corporate obligations.


NOTE 15:  POSTRETIREMENT BENEFITS - HEALTHCARE AND OTHER

     Monsanto provides certain health care and life insurance benefits for retired employees. Substantially all of Monsanto's regular, full-time U.S. employees and certain employees in other countries may become eligible for these benefits if they reach retirement age while employed by Monsanto. These postretirement benefits are unfunded and generally are based on employees' years of service and/or compensation levels. The costs of postretirement benefits are accrued by the date the employees become eligible for the benefits.

The components of the cost of these postretirement benefits, principally health care and life insurance, were:

------------------------------------------------------------------------------------------
                                                  1999<F1>       1998<F1>       1997<F1>
------------------------------------------------------------------------------------------
Service cost for benefits
  earned during the year                           $16            $13            $10
Interest cost on
  benefit obligation                                27             27             27

Amortization of unrecognized
net (gain) loss                                     15             (1)            (3)
------------------------------------------------------------------------------------------
Total - Continuing Operations                      $58            $39            $34
==========================================================================================

<F1> In connection with the classification of the former Nutrition and
     Consumer Products segment as discontinued operations (see Notes to Financial Statements, Discontinued Operations disclosure for further details), no postretirement benefit liabilities were allocated or assumed by the discontinued business for its active employees or for former employees. Monsanto has retained the postretirement benefit liability for the employees of the former Nutrition and Consumer Products segment now classified as discontinued operations in the consolidated financial statements because it is uncertain, at this time, whether the postretirement benefit liabilities will be assumed by the buyers of these businesses. In connection with the spinoff of the company's chemical businesses as Solutia Inc., Solutia assumed the postretirement benefit liabilities for its active employees and for former employees who last worked at a chemical facility.

Postretirement costs were determined by using the preceding year-end rate assumptions. Assumptions used as of Dec. 31 for the principal plans were:

------------------------------------------------------------------------------------------
                                                 1999           1998            1997
------------------------------------------------------------------------------------------
Discount rate                                    7.75%          6.75%           7.00%
Initial trend rate for
  health care costs                              5.25%          5.75%           7.00%
Ultimate trend rate for
  health care costs                              5.25%          4.75%           5.00%
------------------------------------------------------------------------------------------

     A one percent increase in the assumed trend rate for health care costs would have increased the cost of 1999 postretirement health care benefits by $1 million and the accumulated postretirement benefit obligation by $9 million as of Dec. 31, 1999. A one percent decrease in the assumed trend rate for health care costs would have decreased the cost of 1999 postretirement health care benefits by $1 million and the accumulated postretirement benefit obligation by $11 million as of Dec. 31, 1999.

As of Dec. 31, the status of Monsanto's postretirement health care and life insurance benefit plans and of its employee disability benefit plans was:

-----------------------------------------------------------------------
                                                  1999           1998
-----------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year           $403           $383
Service cost                                        16             13
Interest cost                                       27             27
Actuarial (gain)/loss                              (10)             6
Benefits paid                                      (16)           (26)
-----------------------------------------------------------------------
Benefit obligation at end of year                  420            403
-----------------------------------------------------------------------
Unfunded status                                    420            403
Unrecognized prior service cost                      6             10
Unrecognized subsequent gain (loss)                 (3)           (31)
-----------------------------------------------------------------------
Accrued postretirement liability                  $423           $382
-----------------------------------------------------------------------

Amounts recognized in the Statement of Consolidated Financial Position were:

-----------------------------------------------------------------------
                                                  1999           1998
-----------------------------------------------------------------------
Miscellaneous accruals                            $ 29           $ 28
Postretirement liabilities                         394            354
-----------------------------------------------------------------------
Accrued postretirement liability                  $423           $382
-----------------------------------------------------------------------

NOTE 16:  EMPLOYEE SAVINGS PLANS

     For some company employee savings plans, employee contributions are matched in part by Monsanto. The cost of the company's contributions for such plans was $79 million in 1999, $45 million in 1998, and $39 million in 1997. Monsanto has established an Employee Stock Ownership Plan (ESOP), which held 14.7 million shares of Monsanto common stock as of Dec. 31, 1999. At its inception, the ESOP acquired shares by using proceeds from the issuance of long-term notes and debentures guaranteed by Monsanto, and the ESOP also borrowed $50 million from Monsanto. A portion of the ESOP shares is allocated each year to employee savings accounts as matching contributions. In 1999, 1,302,590 shares were allocated to participants under the plan. An additional 634,548 shares were released in 1999 awaiting allocation to participants, leaving 7.3 million unallocated shares as of Dec. 31, 1999. Allocated shares held by the ESOP are considered outstanding for earnings-per-share calculations; unallocated shares are not. Compensation expense is equal to the cost of the shares allocated to participants, less cash dividends paid on the shares held by the ESOP. Dividends on the common stock owned by the ESOP are used to repay the ESOP borrowings, which were $100 million as of Dec. 31, 1999.

-----------------------------------------------------------------------
                                   1999           1998           1997
-----------------------------------------------------------------------
Total ESOP expense                  $31            $21            $18
Interest portion of total
  ESOP expense                        9             10             12
Cash contribution                    37             14              6
Dividends paid on ESOP
  shares held                         2              2              8
-----------------------------------------------------------------------

NOTE 17:  STOCK OPTION PLANS

     The company grants stock options under two fixed plans. Under the company's Management Incentive Plan of 1996, the company may grant key officers and management employees stock-based awards, including stock options, of up to 87.6 million shares of common stock. Under this plan, the exercise price of each option equals not less than the market price of the company's stock on the date of grant. An option's maximum term is 10 years. Options are granted at the discretion of the board of directors' People Committee or its delegate. Options generally vest upon the achievement of business performance targets, or the ninth anniversary of the option grant date, or upon a change in control of the company, whichever comes first. Certain options granted to senior management vest upon the attainment of pre-established prices within specified time periods and are re-priced upon a change in control of the company. Under the company's Shared Success Stock Option Plan, most regular full-time and regular part-time employees of the company were granted options on 330 shares of common stock in 1997, 500 shares in 1998, and 300 shares in 1999. The maximum number of shares for which stock options may be granted under this plan is 27.3 million. The exercise price of each option is determined by the committee and generally equals the market price of the company's stock on the date of grant. An option's maximum term is 10 years.
     As permitted by Statement of Financial Accounting Standard (FAS) No. 123, "Accounting for Stock-Based Compensation," the company has elected to continue following the guidance of Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," for measurement and recognition of stock-based transactions with employees. In accordance with APB 25, no compensation cost has been recognized for the company's option plans. Had the determination of compensation cost for these plans been based on the fair value at the grant dates for awards under these plans, consistent with the method of FAS No. 123, the company's income (loss) from continuing operations and earnings (loss) per share from continuing operations would have been reduced to the proforma amounts indicated below:

---------------------------------------------------------------------------------------
                                                  1999           1998           1997
---------------------------------------------------------------------------------------
Income (loss) from continuing operations:
    As reported                                  $ 503         $ (131)         $ 149
    Proforma                                       337           (339)            61
Earnings (loss) per share --
  continuing operations:
    As reported                                  $0.77         $(0.22)         $0.24
    Proforma                                      0.52          (0.56)          0.10
---------------------------------------------------------------------------------------

     The proforma compensation expense may not be representative of proforma compensation expense that would be incurred in future years.
     In computing the proforma compensation expense, the fair value of each option grant is estimated on the date of grant by using the Black-Scholes option-pricing model. The weighted-average fair values of options granted during 1999, 1998, and 1997 were $12.57, $16.51, and $10.01, respectively. The following weighted-average assumptions were used for grants:

---------------------------------------------------------------------------------------
                                                  1999           1998           1997
---------------------------------------------------------------------------------------
Expected dividend yield                            0.34%          0.25%          0.29%
Expected volatility                               39.5%          30.0%          27.0%
Risk-free interest rates                           4.4%           5.6%           6.4%
Expected option lives (years)                      4.1            4.0            4.3
---------------------------------------------------------------------------------------

A summary of the status of the company's stock option plans for the three-year period ended Dec. 31, 1999, follows:

                                                               OUTSTANDING
                                                           -------------------
                                Exercisable                               Weighted-Average
                                  Shares               Shares              Exercise Price
--------------------------------------------------------------------------------------------
DEC. 31, 1996                   38,362,943           63,144,238               $20.90
--------------------------------------------------------------------------------------------
1997:
  Granted                                            27,740,275                37.98
  Exercised                                         (12,002,286)               13.64
  Expired                                            (3,476,815)               34.71

--------------------------------------------------------------------------------------------
DEC. 31, 1997                   45,257,512           75,405,412               $25.22
--------------------------------------------------------------------------------------------
1998:
    Granted                                          42,132,104                50.23
    Exercised                                       (10,770,147)               17.76
    Expired                                          (2,932,138)               45.38
--------------------------------------------------------------------------------------------
DEC. 31, 1998                   51,055,016          103,835,231               $26.21
--------------------------------------------------------------------------------------------
1999:
    Granted                                           7,016,320                48.34
    Exercised                                        (6,961,353)               21.09
    Expired                                          (4,705,226)               48.44
============================================================================================
DEC. 31, 1999                   52,446,942           99,184,972               $37.07
============================================================================================

The following table summarizes information about stock options outstanding as of Dec. 31, 1999:

OPTIONS OUTSTANDING
--------------------------------------------------------------------------------------------
                                                  Weighted-Average            Weighted-
   Range Of                                           Remaining                Average
Exercise Prices                Shares              Contractual Life        Exercise Price
--------------------------------------------------------------------------------------------
$ 7.00 to  9.99               5,401,629                  3.1 years             $ 9.32
 10.00 to 14.99              11,649,481                  3.6                    13.41
 15.00 to 19.99                 312,893                  5.5                    16.78
 20.00 to 29.99               7,195,405                  6.2                    26.05
 30.00 to 39.99              30,012,447                  7.0                    34.30
 40.00 to 54.99              40,213,433                  8.2                    49.15
 55.00 to 75.00               4,399,684                  8.7                    61.87

$ 7.00 to 75.00              99,184,972                  7.5                   $37.07
============================================================================================

OPTIONS EXERCISABLE
                                                        Weighted-
   Range Of                                              Average
Exercise Prices                Shares                 Exercise Price
---------------------------------------------------------------------------
$ 7.00 to  9.99               5,401,629                  $ 9.32
 10.00 to 14.99              11,649,481                   13.41
 15.00 to 19.99                 312,893                   16.78
 20.00 to 29.99               6,082,693                   25.76
 30.00 to 39.99              23,391,710                   34.29
 40.00 to 54.99               5,377,838                   46.63
 55.00 to 75.00                 230,698                   58.23
---------------------------------------------------------------------------

$ 7.00 to 75.00              52,446,942                  $27.36
===========================================================================

NOTE 18:  EARNINGS PER SHARE

     Basic earnings (loss) per share from continuing operations were computed using the weighted average number of common shares outstanding each year (633.4 million in 1999, 603.5 million in 1998, and 590.2 million in 1997). Diluted earnings per share from continuing operations in 1999 and 1997 were computed taking into account the effect of dilutive common share equivalents totaling 16.4 million in 1999 and 20.3 million in1997. In 1998, 23.5 million dilutive common share equivalents were not included in computing the diluted per-share amounts because Monsanto recognized a loss from continuing operations.
     Dilutive common share equivalents consist of outstanding stock options. Other common share equivalents also were not included in the computation of 1999 diluted earnings per share because the effect of their exercise or conversion was not dilutive, based on the average market price of Monsanto common stock for the period. These include approximately 45.5 million of outstanding stock options and up to 17.5 million shares of common stock to be issued under the Adjustable Conversion-rate Equity Security Units (ACES) described in the Long-Term Debt note. These options and ACES units expire from 2001 through 2008.


NOTE 19:  CAPITAL STOCK

     Pursuant to the company's Shareholder Rights Plan, in December 1999, the company's board of directors declared a dividend, effective as of February 5, 2000, of one preferred stock purchase right on each then-outstanding share of the company's common stock. The February 5, 2000 dividend replaced the preferred stock purchase rights which were granted in 1990 and set to expire on February 5, 2000 under the company's 1990 Shareholder Rights Plan. Pursuant to the current Shareholder Rights Plan, if a person or group acquires beneficial ownership of 20 percent or more, or announces a tender offer that would result in beneficial ownership of 20 percent or more of the company's outstanding common stock, the rights become exercisable and for every right held, the owner will be entitled to purchase one one-thousandth of a share of a Series A preferred stock for $250. If Monsanto is acquired in a business combination transaction while the rights are outstanding, for every right held, the holder will be entitled to purchase, for $250, common shares of the acquiring company having a market value of $500. In addition, if a person or group acquires beneficial ownership of 20 percent or more of the company's outstanding common stock, for every right held, the holder (other than such person or members of such group) will be entitled to purchase, for $250, a number of shares of the company's common stock having a market value of $500. At any time prior to the acquisition of such a 20 percent position, the company can redeem each right for $0.001. The board of directors also is authorized to reduce the aforementioned 20 percent thresholds to not less than 10 percent. The rights expire in the year 2010.
     As of Dec. 31, 1999, there were 129.8 million common shares reserved for employee stock options. In November 1998, the company issued 17,500,000 units of 6.50 percent Adjustable Conversion-rate Equity Security Units (ACES) at a stated value of $40 per unit. For further information, See the Notes to Financial Statements, Note 12 - Long-Term Debt.

NOTE 20:  COMMITMENTS AND CONTINGENCIES

     Commitments, principally in connection with uncompleted additions to property, were approximately $20 million as of Dec. 31, 1999. Monsanto was contingently liable as a guarantor for bank loans and for discounted customers' receivables totaling approximately $77 million as of Dec. 31, 1999, and $158 million as of Dec. 31, 1998. Future minimum payments under noncancelable operating leases, unconditional inventory purchases, and R&D alliances are $112 million for 2000, $86 million for 2001, $71 million for 2002, $21 million for 2003, $17 million for 2004, and $37 million thereafter. The more significant concentrations in Monsanto's trade receivables at year-end were:

--------------------------------------------------------------------------------------
                                                                 1999           1998
--------------------------------------------------------------------------------------
U.S. agricultural product distributors                           $709           $514
Customers in Latin American Southern Cone Countries               827            560
European agricultural product distributors                        328            305
Pharmaceutical distributors worldwide                             591            351
Customers in the former Soviet Union                               76             99
Customers in southeast Asia                                        58             60
--------------------------------------------------------------------------------------

Management does not anticipate losses on its trade receivables in excess of established allowances.

     Monsanto's Statement of Consolidated Financial Position included accrued liabilities of $19 million as of Dec. 31, 1999, and $21 million as of Dec. 31, 1998, for the remediation of identified waste disposal sites. Monsanto's future remediation expenses for waste disposal sites are affected by a number of uncertainties. These uncertainties include, but are not limited to, the method and extent of remediation, the percentage of material attributable to Monsanto at the sites relative to that attributable to other parties, and the financial capabilities of the other potentially responsible parties (PRPs). The company does not expect the resolution of such uncertainties to have a material effect on profitability.
     In April 1999, a jury verdict was returned against DEKALB (which became a wholly-owned subsidiary of Monsanto during Dec. 1998), in a lawsuit filed in U.S. District Court in North Carolina. The lawsuit was brought by Rhone Poulenc Agrochimie S.A., claiming that a 1994 license agreement was induced by fraud stemming from DEKALB's nondisclosure of relevant information and that DEKALB did not have the right to license, make or sell products using Rhone Poulenc's technology for glyphosate resistance under this agreement. The jury awarded $15 million in actual damages for unjust enrichment and $50 million in punitive damages. DEKALB has appealed this verdict, has meritorious grounds to overturn the verdict and intends to vigorously pursue all available means to have the verdict overturned. No provision has been made in Monsanto's consolidated financial statements with respect to the award for punitive damages.
     On March 20, 1998, a jury verdict was returned against Monsanto in a lawsuit filed in the California Superior Court. The lawsuit was brought by Mycogen Corp., Agrigenetics Inc. and Mycogen Plant Sciences Inc. claiming that Monsanto delayed providing access to certain gene technology under a 1989 agreement with Lubrizol Genetics Inc., a company which Mycogen Corp. subsequently purchased. The jury awarded $174.9 million in future damages. Monsanto has filed an appeal of the verdict with the California Court of Appeal for the Fourth Judicial District.
No provision has been made in Monsanto's consolidated financial statements with respect to this verdict. The company intends to vigorously pursue all available means to have this verdict set aside.
     Monsanto is a party to a number of lawsuits and claims, which it is vigorously defending. Such matters arise out of the normal course of business and relate to a variety of issues. Certain of the lawsuits and claims seek damages in very large amounts, or seek to restrict the company's business activities.
     Although the results of litigation cannot be predicted with certainty, management's belief is that the final outcome of such litigation will not have a material adverse effect on Monsanto's consolidated financial position, profitability or liquidity.

NOTE 21:  SUPPLEMENTAL DATA

Supplemental income statement data were:

--------------------------------------------------------------------------------------
                                                  1999           1998           1997
--------------------------------------------------------------------------------------
Rent expense                                    $  136         $  102         $  117
======================================================================================
Technological expenses:
  Research and development                      $1,290         $1,238         $  944
  Engineering, commercial
    development and patent                          83             70            105
--------------------------------------------------------------------------------------
Total technological expenses                    $1,373         $1,308         $1,049
======================================================================================
Interest expense:
  Total interest cost                           $  382         $  224           $148
  Less capitalized interest                        (37)           (14)           (13)
--------------------------------------------------------------------------------------
Net interest expense                            $  345         $  210         $  135
======================================================================================

NOTE 22:  OTHER EXPENSE (INCOME) - NET

======================================================================================
Significant components of Other Expense (Income)
  were:                                           1999           1998           1997
--------------------------------------------------------------------------------------
Equity expense (income)                             31             35             (6)
Minority interest expense                           51             32             26
Royalty income                                     (11)            (7)            (4)
Foreign currency loss                               36             22             52
Gain on sale of pharmaceutical
    product rights                                 (50)          (124)          (120)
Gain on sale of business and other assets          (75)           (19)           (25)
Losses on common stock investments                   -             40              -
Merger termination costs                            85              -              -
Other miscellaneous expense (income)                40            (10)           (12)
--------------------------------------------------------------------------------------
    Other expense (income) - net                   107            (31)           (89)
======================================================================================

                                51

NOTE 23:  SEGMENT INFORMATION

===================================================================================================================================
SEGMENT DATA
===================================================================================================================================
                                                               NET SALES                                  EBIT<F1><F3>
-----------------------------------------------------------------------------------------------------------------------------------
                                                  1999           1998           1997           1999           1998           1997
-----------------------------------------------------------------------------------------------------------------------------------
Agricultural Products                           $5,102         $4,264         $3,470         $  775          $ 868          $ 827
Pharmaceuticals                                  3,920          2,771          2,323            655            309            286
Corporate and Other                                124            202            265           (270)          (290)          (218)
Unusual charges                                                                                 (64)          (762)          (633)
-----------------------------------------------------------------------------------------------------------------------------------
Total                                           $9,146         $7,237         $6,058         $1,096          $ 125          $ 262
===================================================================================================================================

======================================================================================
SEGMENT DATA
======================================================================================
                                                             EBITDA<F2><F3>
--------------------------------------------------------------------------------------
                                                  1999           1998           1997
--------------------------------------------------------------------------------------
Agricultural Products                           $1,275         $1,223         $1,035
Pharmaceuticals                                    813            451            422
Corporate and Other                               (198)          (269)          (184)
Unusual charges
--------------------------------------------------------------------------------------
Total                                           $1,890         $1,405         $1,273
======================================================================================

                                                           TOTAL ASSETS<F4>            CAPITAL EXPENDITURES
--------------------------------------------------------------------------------------------------------------------
                                                  1999           1998           1999           1998           1997
--------------------------------------------------------------------------------------------------------------------
Agricultural Products                          $10,470        $10,337           $607           $469           $316
Pharmaceuticals                                  3,004          2,778            188            236            175
Corporate and Other                              1,504          1,346            181            154             92
Discontinued Operations                          1,557          1,924
--------------------------------------------------------------------------------------------------------------------
Total                                          $16,535        $16,385           $976           $859           $583
====================================================================================================================

                                                             DEPRECIATION
                                                           AND AMORTIZATION
--------------------------------------------------------------------------------------
                                                  1999           1998           1997
--------------------------------------------------------------------------------------
Agricultural Products                             $500           $355           $208
Pharmaceuticals                                    158            142            136
Corporate and Other                                 72             21             34
Discontinued Operations
--------------------------------------------------------------------------------------
Total                                             $730           $518            $378
======================================================================================

<F1> Reconciliation of EBIT to income (loss) from continuing operations follows:

--------------------------------------------------------------------------------------
                                                  1999           1998           1997
--------------------------------------------------------------------------------------
EBIT                                            $1,096          $ 125          $ 262
Less:  Interest expense                           (345)          (210)          (135)
Income taxes                                      (248)           (46)            22
Income (Loss) from Continuing Operations        $  503          $(131)         $ 149
======================================================================================

<F2> EBITDA is EBIT excluding depreciation and amortization and the effects of unusual items.
<F3> Unusual items in 1999, 1998 and 1997 are not included in these amounts.  Such items included accelerated integration costs, restructuring charges and reversals, costs associated with failed merger between Monsanto and D&PL, gain on the sale of
     Stoneville, write-offs for acquired in-process research and development and other special charges. The net total unusual items from continuing operations by segment were as follows:


=======================================================================================
SEGMENT                                                  1999        1998        1997
---------------------------------------------------------------------------------------
Agricultural Products                                   $(101)      $(588)      $(633)
Pharmaceuticals                                             6         (29)
Corporate and Other                                        31        (145)
---------------------------------------------------------------------------------------
Total Net Unusual Items from Continuing Operations      $ (64)      $(762)      $(633)
=======================================================================================

<F4> In 1999 and 1998, respectively, net assets of discontinued operations include net effect of current liabilities of $213  million and $272 million and noncurrent liabilities of $15 million and $67 million.

     Although inflation is relatively low in most of Monsanto's major markets, it continues to affect operating results. To mitigate the effect of inflation, Monsanto has implemented measures to control costs, to improve productivity, to manage new fixed and working capital, and to raise selling prices when government regulations and competitive conditions permit. In addition, the current costs of replacing certain assets are estimated to be greater than the historical costs presented in the financial statements. Accordingly, the depreciation expense reported in the Statement of Consolidated Income (Loss) would be greater if it were stated on a current-cost basis.

     Sales between segments were not significant. Certain corporate expenses, primarily those related to the overall management of Monsanto, were not allocated to the segments or to geographic areas. Corporate assets are primarily investments in affiliates.
     The principal factors that accounted for the segments' performances in 1999 and 1998, along with the factors that are expected to affect operating results in the near term, are described in Management's Discussion and Analysis of Financial Condition and Results of Operations.


NOTE 24:  DISCONTINUED OPERATIONS

     On July 1, 1999, Monsanto announced its intention to sell the artificial sweetener (bulk aspartame and tabletop sweeteners) and biogum businesses. The company expects to sell these businesses for a net gain by July 2000. The results of operations, financial position, and cash flows of these businesses, and of the alginates and Ortho lawn-and-garden products businesses, the divestitures of which were approved by Monsanto's Board of Directors in 1998, have been reclassified as discontinued operations; and, for all periods presented, the consolidated financial statements and notes have been reclassified to conform to this presentation. In addition, Monsanto transferred the Roundup(R) lawn-and-garden and nutrition research operations of the former Nutrition and Consumer Products segment to the Agricultural Products and Corporate and Other segments, respectively.
     Net sales and income from discontinued operations in 1999 include one month of the Ortho lawn-and-garden products business, and nine months of the alginates business for 1999. Net sales, income and net assets from discontinued operations include the Ortho lawn-and-garden products, alginates, artificial sweeteners, and biogums businesses for 1998. Net sales and income from discontinued operations in 1997 also include eight months of the chemicals business which was spun off to shareholders Sept. 1, 1997.

--------------------------------------------------------------------------------------
                                                  1999           1998           1997
--------------------------------------------------------------------------------------
Net Sales                                       $  980         $1,288         $3,279
Income (Loss) from Discontinued
    Operations Before Income Tax                   150           (158)           506
Income Tax Expense (Benefit)                        58            (39)           185
Net Income (Loss) from Discontinued
    Operations                                      92           (119)           321

Net Assets of Discontinued Operations:
Current Assets                                     545            994
Non-Current Assets                               1,240          1,269
Total Assets                                     1,785          2,263

Current Liabilities                                213            272
Non-Current Liabilities                             15             67
Total Liabilities                                  228            339

Net Assets of Discontinued Operations           $1,557         $1,924
--------------------------------------------------------------------------------------

     Interest expense charged to discontinued operations was $96 million in 1999, $103 million in 1998, and $74 million in 1997, based on working capital requirements and expected proceeds from the discontinued Nutrition and Consumer segment and debt assumed by the spun-off chemical business. Historically, the company did not allocate any debt to the Nutrition and Consumer Products or Chemicals businesses because the company centrally manages cash requirements for its operations.
     Net assets of the Nutrition and Consumer Products segment do not include pension liabilities, pension assets, and postretirement benefit liabilities associated with its active employees or former employees. Expenses related to pension and postretirement benefits have been allocated to discontinued operations based on payroll costs. Monsanto has not revised its existing retirement plans for any employment status changes associated with the divestiture of the Nutrition and Consumer Products segment. In 1997, the chemical company assumed the pension liability and related pension assets for its active employees and certain former employees of the chemical business.
     In January 1999, Monsanto completed the sale of the Ortho lawn-and-garden products business. Proceeds of $340 million were used to reduce debt in 1999 and for general corporate purposes. On September
7, 1999, Monsanto announced the sale of the alginates business to International Specialty Products (ISP). Proceeds of $40 million from the sale were used to reduce debt. The closing of this transaction occurred on Oct. 15, 1999, which resulted in an aftertax loss of $25 million from discontinued operations.

Offsetting this loss on disposal were restructuring liability reversals of $27 million aftertax, which were required as severance and facility shut-down costs were no longer required as a result of the sale on terms more favorable than originally anticipated.
     Monsanto announced Feb. 4, 2000, the signing of a definitive agreement to sell the tabletop sweeteners business, including the Equal(R), Canderel(R) and NutraSweet(R) tabletop brands, to Tabletop Acquisition Corp.
(TAC). Expected proceeds of $570 million from the sale will primarily be used to reduce debt. On February 22, 2000, Monsanto announced the signing of a definitive agreement to sell the biogums business to a joint venture between Hercules Inc. and Lehman Brothers Merchant Banking Partners II, L.P. Expected proceeds of $685 million will primarily be used to reduce debt.


NOTE 25:  QUARTERLY DATA (UNAUDITED)

<CAPITON>
                                                               FIRST         SECOND          THIRD         FOURTH        TOTAL
                                                              QUARTER        QUARTER        QUARTER        QUARTER        YEAR
-----------------------------------------------------------------------------------------------------------------------------------
NET SALES
-----------------------------------------------------------------------------------------------------------------------------------
1999                                                           $2,310         $2,572         $1,922         $2,342      $9,146
1998                                                            1,719          2,079          1,706          1,733       7,237
1997                                                            1,542          1,736          1,369          1,411       6,058
-----------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------------
1999                                                              120            326             10             47         503
1998                                                              166            223           (111)          (409)       (131)
1997                                                              164            208           (198)           (25)        149
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
-----------------------------------------------------------------------------------------------------------------------------------
1999                                                              112            344             49             70         575
1998                                                              196            257           (100)          (603)       (250)
1997                                                              274            324           (133)             5         470
-----------------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS (LOSS) PER SHARE - CONTINUING OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------------
1999                                                             0.18           0.50           0.02           0.07        0.77
1998                                                             0.27           0.36          (0.18)         (0.67)      (0.22)
1997                                                             0.27           0.34          (0.33)         (0.04)       0.24
-----------------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS (LOSS) PER SHARE<F1>
-----------------------------------------------------------------------------------------------------------------------------------
1999                                                             0.17           0.53           0.08           0.10        0.88
1998                                                             0.32           0.41          (0.17)         (1.00)      (0.41)
1997                                                             0.45           0.54          (0.23)          0.01        0.77
-----------------------------------------------------------------------------------------------------------------------------------
DIVIDENDS PER SHARE
-----------------------------------------------------------------------------------------------------------------------------------
1999                                                            0.030          0.030          0.030          0.030       0.120
1998                                                            0.030          0.030          0.030          0.030       0.120
1997                                                            0.150          0.160          0.160          0.030       0.500
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK PRICE<F2>
-----------------------------------------------------------------------------------------------------------------------------------
1999
-----------------------------------------------------------------------------------------------------------------------------------
HIGH                                                            50 13/16       50 1/2         45 7/16        47 1/2      50 13/16
LOW                                                             37 1/4         38 1/4         32 3/4         33 9/16     32 3/4
-----------------------------------------------------------------------------------------------------------------------------------
1998
-----------------------------------------------------------------------------------------------------------------------------------
High                                                            53 1/16        60 3/8         63 15/16       55 7/8      63 15/16
Low                                                             38 5/16        51 5/16        50 1/2         33 3/4      33 3/4
-----------------------------------------------------------------------------------------------------------------------------------
1997
-----------------------------------------------------------------------------------------------------------------------------------
High                                                            42 1/4         46 1/2         52 5/16        45 3/4      52 5/16
Low                                                             34 3/4         37             36 3/8         38          34 3/4
-----------------------------------------------------------------------------------------------------------------------------------

<F1> Because Monsanto reported a loss from continuing operations for the fourth quarter and year ended Dec. 31, 1998, generally accepted accounting principles require diluted loss per share to be calculated using weighted average common shares outstanding, excluding common stock equivalents.  As a result, the quarterly earnings (loss) per share do not total to the full year amount.
<F2> Stock prices were not restated to reflect the spinoff of the chemical businesses on Sept. 1, 1997.

     Historically, Monsanto's income from continuing operations has been higher during the first half of the year, primarily because of the concentration of sales of the Agricultural Products segment during that part of the year. Income from continuing operations for the third quarter of 1999 included a net aftertax charge of $25 million, or $0.04 per share, for the cost associated with the accelerated integration of Monsanto's agricultural chemical and seed operations of $49 million aftertax, partially offset by the reversal of $24 million aftertax of restructuring liabilities established in 1998. The restructuring liability reversals were required as a result of lower actual severance and facility shut-down costs than originally estimated. Income from continuing operations for the fourth quarter of 1999 included a net aftertax charge of $32 million, or $0.05 per share, principally for a one-time aftertax charge of $53 million associated with the failed merger between Monsanto and D&PL. This one-time charge in the fourth quarter of 1999 was offset by the reversal of $12 million aftertax of restructuring liabilities established in 1998 and an aftertax gain of $7 million from the divestiture of Stoneville. The reversal of restructuring liabilities in the fourth quarter of 1999 were required as a result of lower actual severance and facility shut-down costs than originally estimated.
     Income from continuing operations for the second quarter of 1998 included a net aftertax charge of $13 million, or $0.02 per share, for the cost of exiting the company's optical products business offset by a restructuring reserve reversal. Income from continuing operations for the third quarter of 1998 included an aftertax charge of $187 million, or $0.30 per share, for the write-off of in-process R&D for the acquisition of PBIC. Income from continuing operations for the fourth quarter of 1998 included an aftertax charge of $410 million, or $0.65 per share, for restructuring and special charges, write-offs for acquired in-process R&D, and charges for the cancellation of DEKALB stock options. The write-off of in-process R&D in the fourth quarter of 1998 was for the acquisition of DEKALB and certain international seed operations of Cargill, net of a revision of the amount of in-process R&D written off in the third quarter related to the PBIC acquisition. A revision in the estimate was made in accordance with the U.S. Securities and Exchange Commission's (SEC) clarified guidance on in-process R&D. This revision was made as an adjustment to the initial purchase price allocation, which was not yet finalized because outstanding information, primarily related to intangible asset valuations and liabilities assumed, was still being obtained.
     Income from continuing operations for each quarter in 1997 was affected by the write-off of in-process R&D from acquisitions. First-quarter 1997 included an aftertax charge of $63 million, or $0.11 per share, principally for the acquisition of the Asgrow Agronomics seed business. Second-quarter 1997 included an aftertax charge of $21 million, or $0.03 per share, for the Calgene Inc. acquisition. Third-quarter 1997 included an aftertax charge of $270 million, or $0.45 per share, for the Holden's Foundation Seeds Inc. acquisition. Fourth-quarter 1997 included $50 million, or $0.08 per share, for the Sementes Agroceres S.A. acquisition.

========================================================================
INDEPENDENT AUDITORS' REPORT
========================================================================

To the shareowners of Monsanto Company:

     We have audited the accompanying statement of consolidated financial position of Monsanto Company and subsidiaries as of Dec. 31, 1999 and 1998, and the related statements of consolidated income (loss), cash flow, shareowners' equity and comprehensive income (loss) for each of the three years in the period ended Dec. 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Monsanto Company and subsidiaries as of Dec. 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended Dec. 31, 1999, in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
St. Louis, Missouri

Feb. 25, 2000

                                APPENDIX


1. Throughout the electronic submission, trademarks are designated on each page by the letter "R" in parentheses or the letters "TM" in parentheses. In the printed copy of Exhibit 99.1 all trademarks are indicated by special type.